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Invacare Corporation

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INVACARE
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INVACARE CORPORATION

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2022

April 4, 2022

Dear Fellow Shareholder,

Enclosed are Invacare’s 2022 Proxy Statement and voting materials. The proxy statement is a means for us to communicate with the Company’s shareholders about important corporate governance matters. We use the proxy statement to provide information about our Board of Directors, our governance practices, the alignment of our executive compensation program with the interests of our shareholders and to ask for shareholder approval of important business matters. The alignment of the Company's management and its Board of Directors with shareholders is an essential part of our relationship, helping ensure we are delivering long-term value to the Company’s owners. We appreciate your taking the time to review the enclosed information, so we can remain engaged with you as we keep pace with changes in the world around us.

As stewards of Invacare, our management team and independent Directors greatly value their engagement with our shareholders. In these proxy materials, we highlight key elements that demonstrate our ongoing commitment to good corporate governance.

Shareholder Engagement
We strive to maintain an active dialogue with our shareholders throughout the year. This past year we reached out to holders of over 77% of our outstanding shares to seek input and feedback on last year's proxy voting. This direct communication provides us valuable insight into the perspectives and expectations of our shareholders. This year's outreach program, which was focused on executive compensation, was particularly important for the Company.

Executive Compensation
We believe that our executive compensation program aligns with our business strategies and shareholder interests. While the Company has historically received an average approval of 92% in our annual advisory vote on executive compensation, known as “Say on Pay,” we were disappointed to receive support from only 34% of the votes cast last year for Say on Pay. In response, we engaged with our shareholders to seek feedback on our compensation program. While we regularly engage in discussions with our shareholders, our outreach efforts this year were particularly focused and thorough in light of last year's Say on Pay result. Based on our shareholder engagement discussions, we understand that many shareholders had concerns with the Company’s decisions to adjust its incentive plans during 2020 as a result of, and in response to, the extraordinary and unexpected business disruptions caused by the COVID-19 pandemic. In the Proxy Statement, we explain in more detail the feedback we received and the steps we took in response, as reflected in our 2021 pay program. The Company remains committed to ensuring that its compensation program is aligned with shareholders’ interests, and we believe that alignment has been further enhanced through our engagement with shareholders this year.

Corporate Governance
We routinely evaluate Invacare’s governance practices to ensure strong Board accountability, shareholder rights, and policies that maintain investor and public trust. We are pleased with the diverse perspectives and backgrounds, deep expertise, and strong industry-specific experience on our Board. In 2021, we were pleased to welcome a new Director with deep human capital experience directly linked to our
Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

strategic drive for culture change, as well as a new Director with deep financial and business transformation experience. After 19 years of exemplary service on our Board, C. Martin Harris, M.D. has decided to retire from our Board. We thank him for his dedicated leadership and service to Invacare. The Board intends to appoint a successor Lead Independent Director following the annual meeting.

Environmental, Social and Governance Responsibility
Invacare’s commitment to strong principles of environmental stewardship, corporate social responsibility and good governance practices is essential to achieving our goals and delivering sustainable shareholder value. We believe that the principles of Diversity, Equity and Inclusion form an important part of our culture and are aligned with our mission of Making Life's Experiences Possible®. They align "how" we conduct our business with the interests of shareholders, customers, employees, suppliers and community constituents. As we continue to advance our policies and practices in this area, our Board will continue to provide guidance and oversee management's adherence to these principles.

Summary
Despite the persistent challenges in the business environment over the past year, we are pleased with our progress toward our long-term financial and strategic goals. We continue to believe that the Company has great potential to deliver sustainable value for its customers, employees and owners. We appreciate the continued interest and feedback from our shareholders. Our commitment to creating shareholder value through Invacare’s mission is unwavering.

We encourage you to use the Proxy Statement, along with other materials, such as Invacare’s Annual Report on Form 10-K, to help you participate in this year’s shareholder voting process.

Please vote your proxy. Whether or not you expect to attend the Annual Meeting in person, please vote the accompanying proxy card as soon as possible to ensure your shares are represented.

Thank you for your continued support of Invacare.

Matthew E. Monaghan	C. Martin Harris, M.D.
Chairman of the Board	Lead Independent Director
President and Chief Executive Officer

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

Invacare Corporation
Notice of Annual Meeting of Shareholders
To Be Held On May 19, 2022
The 2022 Annual Meeting of Shareholders of Invacare Corporation (the “Company”) will be held at the Company's Headquarters, One Invacare Way, Elyria, Ohio on Thursday, May 19, 2022, at 8:30 A.M. EDT, for the following purposes:
1.    To elect eight Directors for a one-year term expiring in 2023;
2.    To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2022 fiscal year;
3.    To hold an advisory vote to approve the compensation of the Company's named executive officers; and
4.    To transact any other business as may properly come before the Annual Meeting.
Holders of common shares and Class B common shares of record as of the close of business on Monday, March 22, 2022 are entitled to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly vote your proxy. If you are a shareholder of record, you can vote in one of the following ways:
1.Via the internet, by using www.proxyvote.com.
2.By telephone, by calling the number on your proxy card, voting instruction card, or notice.
3.By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, or your voting instruction card
4.In person, by attending the Annual Meeting.
We are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. As a result, we may impose precautionary procedures on meeting attendees or may decide to hold the Annual Meeting at a different location. If we decide to change the location of the Annual Meeting, we will announce the decision to do so in advance, and details on how to attend will be issued by press release (which will be filed with the SEC) and available at www.invacare.com. If you are planning to attend the Annual Meeting, please be sure to check our website for any updates and continue to review guidance from public health authorities as the time for the Annual Meeting approaches. As always, we encourage you to vote your shares by proxy prior to the Annual Meeting.
By Order of the Board of Directors,
Anthony C. LaPlaca, Secretary
April 4, 2022

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 19, 2022:
The Notice of Annual Meeting Proxy Statement and the
2021 Annual Report and the means to vote by the internet are available at www.proxyvote.com

Proxy Summary
PROXY SUMMARY
The Board of Directors is pleased to present this year's notice of Annual Meeting and Proxy Statement.
To assist you in reviewing the proposals to be acted upon at the Annual Meeting, the Company is providing the following information on corporate governance highlights, Board composition, the Company’s business improvement strategy, and key executive compensation actions and decisions. This is a summary only and does not contain all the information that should be considered in connection with this proxy statement. For more complete information, please read this entire proxy statement and the Company’s 2021 Annual Report on Form 10-K before voting.
Annual Meeting of Shareholders

Date and Time	May 19, 2022 at 8:30 A.M. EDT
Place	Company's Headquarters One Invacare Way, Elyria, Ohio 44035
Record Date	March 22, 2022
Voting	Holders of outstanding common shares and Class B common shares as of the record date are entitled to vote at the Annual Meeting
Stock Symbol	IVC
Exchange	NYSE
Transfer Agent	EQ Shareowner Services

Annual Meeting Proposals

	Item of Business	Board's Recommendation	See Page
(1)	To elect eight Directors for a one-year term expiring in 2023	FOR all Nominees	12
(2)	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its 2022 fiscal year	FOR	33
(3)	To hold an advisory vote to approve the compensation of the Company's named executive officers	FOR	37

Corporate Governance Highlights
We are committed to maintaining a strong corporate governance structure, which we believe promotes the long-term interests of shareholders and strengthens Board and management accountability. We believe good governance fosters trust in the Company by all stakeholders, including our shareholders, customers, employees and the communities that we serve. Our corporate governance framework includes the following features:

*	Annual election of Directors, with majority voting and resignation policy	*	Annual self-assessments and evaluation of Board and committees
*	All but one Director are independent	*	No "poison pill" in place
*	Lead Independent Director with oversight of independent Directors' executive sessions and information flow to the Board	*	Formal code of conduct, ethics hotline, and ethics training and communications to reinforce Invacare's culture of compliance
*	Shareholder majority voting standard to amend charter or code of regulations	*	Risk oversight by full Board and designated committees
*	Policy restricting Directors to serve on no more than three other public company boards	*	Prohibition of hedging, pledging, and short sales by Executive Officers and Directors
*	Board conducts annual evaluation of Chairman, President and CEO	*	Annual Say-on-Pay vote

Proxy Summary
Board Composition
Our Board has continued to undergo a transformation in recent years. On March 21, 2022, we welcomed Aron I. Schwartz as a new Director on our Board. After 19 years of dedicated Board service to the Company, C. Martin Harris, M.D., has decided to retire as a Director when his term expires at the Annual Meeting. As of April 4, 2022, average Director tenure and age were approximately 6 years and 59 years, respectively. This represents a significant turnover since January 2014, when average tenure and age were approximately 15 years and 66 years, respectively. We are proud of the qualifications, breadth of leadership skills and industry experience, and the gender, racial and ethnic diversity, of our Board. Among our non-executive Directors, diversity by gender is 50% and diversity by gender, race and ethnicity is 63%.

Proxy Summary
Board of Directors and Committees
Our Board is composed of individuals with the integrity, skills and expertise necessary to oversee the business. A strong philosophy of active engagement and constructive debate are guiding principles for how the Board conducts itself for the benefit of shareholders. The following table summarizes information about the composition and experience of our Board of Directors. Dr. Harris has decided to retire from the Board when his term expires at the Annual Meeting. Additional information about each of our Director nominees and their qualifications is further described starting on page 12.

	Age & Director Since	Committees *	Independent	CEO Experience	Healthcare Experience	0-5 Year Tenure	Diversity**	International / Europe Experience	Financial Turn- around

Susan H. Alexander
	65 2016	RAC (Chair) Nom/Gov	☑		☑		☑	☑
Julie A. Beck
	60 2019	Audit Nom/Gov	☑			☑	☑	☑	☑
Petra Danielsohn-Weil, PhD
	62 2018	Comp RAC	☑		☑	☑	☑	☑
Stephanie L. Fehr
	57 2021	Comp RAC	☑		☑	☑	☑	☑
Marc M. Gibeley
	57 2015	Comp (Chair) Audit	☑	☑	☑			☑
C. Martin Harris, M.D.
	64 2003	Comp Nom/Gov (Chair)	☑		☑		☑

Proxy Summary

	Age & Director Since	Committees *	Independent	CEO Experience	Healthcare Experience	0-5 Year Tenure	Diversity**	International / Europe Experience	Financial Turn- around

Matthew E. Monaghan
	54 2015	N/A		☑	☑			☑	☑
Clifford D. Nastas
	59 2015	Audit (Chair) RAC	☑	☑				☑	☑
Aron I. Schwartz
	51 2022	Audit Nom/Gov	☑			☑		☑	☑

* Audit - Audit Committee
Comp - Compensation and Management Development Committee
Nom/Gov - Nominating and Governance Committee
RAC - Regulatory and Compliance Committee

** gender, racial, ethnicity
Our Commitment to ESG and DEI Principles

The Company continues to develop and expand its Environmental, Social, and Governance (“ESG”) initiatives, which have been expanded to include actions to promote and sustain Diversity, Equity and Inclusion (“DEI”) in the organization. Our ESG and DEI activities are guided by the Nominating and Governance Committee and are reviewed quarterly by the Board of Directors.
Our executive leadership continues to believe that ESG and DEI principles are important parts of our culture and are aligned with our mission of Making Life's Experiences Possible® by supporting accessibility to, and enabling inclusion in, activities of daily living for the people that utilize our products and their caregivers. To accomplish this, we continue to develop and expand our ESG program by driving actions to enhance sustainability in our business operations, processes and products and by promoting and sustaining diversity, equity and inclusion at all levels of the organization.
At Invacare, we take a broad view of DEI, by valuing the limitless differences and experiences that people bring to our global workplaces every day. This broader view challenges us to ensure we create an environment where everyone is treated in a fair, respectful and impartial way, free from the biases that create barriers to realizing one's potential. We believe that an innovative workforce needs to be diverse, with skills and perspectives drawn from a broad spectrum of backgrounds and experiences, free from discrimination and harassment while promoting a safe workplace.
As part of our on-going DEI journey, we have established regional work streams to engage our workforce through employee surveys, listening sessions and regional activities that promote the

Proxy Summary
advancement of our DEI efforts. Through the engagement of our people we have established a DEI Mission Statement, set guiding principles and established a definition of what DEI means at Invacare.
The Company is proud of its diversity in the composition of the Board of Directors and executive leadership, and we strive to continue to expand the diversity among our total workforce. The Board of Directors is fully committed to asserting active oversight of our ESG and DEI journey by providing program guidance and reviews as a regular agenda item at each quarterly Board meeting.
Our 2021 ESG Report can be found at www.invacare.com, by clicking on "Investor Resources" and "ESG" under the "Investor Relations" tab.
Executive Leadership Driving Business Improvement
Invacare designs, manufactures and distributes durable medical devices that assist people with congenital, acquired and degenerative conditions. In these circumstances, the people who use our devices may be otherwise challenged with basic needs of living or may be immobile or dependent upon others for essential care. Our solutions help people with these challenges in four areas of care: move, breathe, rest, and essential hygiene.
We are executing a multi-year strategy to return to profitability by focusing our resources on products and services that provide greater healthcare value in clinically complex rehabilitation, respiratory therapy, and post-acute care. Key elements of the business optimization and growth plans are:
•Drive all business segments to consistently grow profitability by adjusting the product portfolio based on their potential to achieve a leading market position and to support profitability goals;
•Leverage centralized innovation and supply chain capabilities;
•Optimize the organization and infrastructure to reduce costs and complexity;
•Implement technological initiatives to improve customers' experience and simplify the business; and
•Take actions globally to reduce working capital and improve free cash flow.
COVID-19 Impact
We continue to actively monitor the impact of the COVID-19 pandemic, which significantly impacted our business in 2020 and 2021 with reduced net sales, higher costs and supply chain disruptions on a global basis. In 2021, we achieved revenue growth in all key product categories due to improved access to healthcare and easing of public health restrictions. At the same time, we experienced higher input costs from elevated material and freight costs as a result of the pandemic's impact on the global supply chain. During the year, we took significant actions to mitigate the negative financial and operational impacts of the pandemic on the business. We expect to take further durable actions in 2022 to optimize the business based on the current operating environment.

Proxy Summary
Executive Compensation
Our executive compensation program is based on the following key principles:

Pay for Performance	Our executives are rewarded for meeting or exceeding financial and operating performance objectives and for leadership excellence, with increased at-risk compensation at higher, more influential levels.
Alignment with Shareholders' Interests	Our performance goals are established with the long-term objective of creating sustainable and profitable growth.
Attraction of Top Talent	Compensation, together with other factors, enables us to attract key talent to build our core businesses and expand as a healthcare technology company in meaningful ways.
Retention of Talent	Our compensation program is structured to appropriately motivate our important and talented employees to remain with the Company and continue making significant long-term contributions.
Compensation Governance Practices
We have several governance practices which we believe support the soundness and efficacy of our compensation programs. In short:

What We Do	What We Don't Do
☑ Pay for Performance	☒ No Gross-Ups for Excise Taxes in New Arrangements
☑ Annual Say-on-Pay Vote	☒ No Repricing Stock Options
☑ Clawback Policy	☒ No Hedging or Pledging of Company Stock
☑ Short-Term and Long-Term Incentives	☒ No Dividend Equivalents on Unvested Equity Grants
☑ Independent Compensation Consultant
☑ Stock Ownership Guidelines
☑ Limited Perquisites and No Related Tax Gross-Ups
☑ Double-Trigger Change of Control Agreements
☑ Mitigate Inappropriate Risk Taking
Executive Compensation is Tied to Performance
To promote the strategic goals of our business transformation and considering the investments being made in the Company's long-term earnings potential which may not, by their nature, each result in immediate financial improvements, the performance-based elements of our executive compensation program are based on financial and non-financial metrics that are indicative of progress toward these goals.
Our corporate performance was a key factor in our 2021 named executive officer (NEO) compensation program. Highlights of the alignment of our pay practices with performance are as follows:
•A substantial portion of the named executive officers’ total compensation is “at risk” based on performance goals.
•We utilize both long-term and short-term awards, comprised of long-term equity-based awards and an annual cash bonus award.
•A significant percentage of long-term incentive awards are performance based.
•The key metrics for our annual cash bonus awards were Free Cash Flow, which is an important indicator of the Company's overall financial performance, Adjusted Operating Income and Sales Growth, which are important measures of operating performance. Combined, these metrics

Proxy Summary
formed a compelling incentive to achieve good financial performance with appropriate stewardship.
•A key metric for vesting performance share awards in 2021 was Average Gross Profit Percentage, which is a leading indicator of progress on our business improvement strategy to shift in focus to higher margin, clinically complex product solutions, along with an Adjusted EBITDA performance metric that reflected the overall relative improvement of shareholder value.
The Company uses multiple performance measures and seeks to provide an appropriate mix of annual and long-term incentives that balance short-term and long-term objectives. As noted in the charts below, 64% of the Chief Executive Officer ("CEO") target pay and 50% of Named Executive Officer ("NEO") target pay, respectively, were comprised of performance-based incentives.

Refer to page 38 for additional information regarding executive compensation.
Shareholder Engagement Program

Each year the Company conducts an investor outreach program to engage with its institutional shareholders to seek feedback and discuss our executive compensation program, corporate governance matters, including the composition and experience of our Board of Directors, and our ESG and DEI initiatives, among other matters. This past year, the Company contacted institutional investors who, in the aggregate, owned over 77% of the outstanding common shares as of September 30, 2021, and the two major proxy advisory firms, to request meetings. We were pleased to have held productive meetings with, or in one case, received written feedback from, institutional investors that held approximately 34% of our outstanding shares. We also met with both of the leading proxy advisory firms. Several of our largest holders indicated that they did not wish to have a call and declined our meeting requests.

The independent Chair of the Board's Compensation and Management Development Committee (the "Compensation Committee"), and in most cases a second independent member of the Compensation Committee, participated in these meetings, along with members of management. The CEO did not participate in any of the meetings.

Proxy Summary
Response to Advisory Vote on Say on Pay

Advisory votes on the Company's executive compensation for named executive officers, known as Say on Pay, have been held annually since 2011, and the Board of Directors has determined that the Say on Pay votes will continue to be held every year until the next shareholder vote on the frequency of Say on Pay votes.

Approximately 35% of the votes cast at the 2021 Annual Meeting of Shareholders on the non-binding Say on Pay advisory vote were voted in support of the Company's executive compensation program, a significant decrease from the 92% of votes in support of Say on Pay in the prior year. The Compensation Committee and the Company were disappointed in this outcome. In response to this lack of support for last year’s Say on Pay proposal, the Company’s shareholder outreach engagement meetings this past year were focused heavily on executive compensation to seek and obtain shareholder feedback and to better understand their concerns. In addition, the Company held meetings with, and sought feedback from, the two leading proxy advisory firms. While the Company received generally favorable shareholder feedback regarding the executive compensation program governance and structure, which have been in place for several years, and the breadth of the Company’s related proxy disclosures, the overall feedback made it clear that those shareholders who voted against Say on Pay in 2021 did so in response to the Company's specific pandemic-related adjustments to incentive compensation made in 2020.

The Compensation Committee and the Company take very seriously the voting results and the feedback received from the Company’s shareholders. The Company believes that the results of last year’s Say on Pay vote were unusual because of the unique circumstances of 2020, as reflected by the fact that the Company has received an average approval over the prior three years of more than 92% of the votes cast for its executive compensation program. However, the Compensation Committee and management have carefully considered the shareholder feedback from last year’s Say on Pay vote. The Compensation Committee believes that the circumstances surrounding the pandemic in 2020 were unique and one time in nature and that going forward there should be no in-progress modifications to the performance-based incentive compensation. For more details concerning the shareholder feedback and the Company's responses in its 2021 pay program, see “Shareholder Feedback and Engagement” and “Outreach Related to 2021 Say on Pay Vote” in the Compensation Discussion and Analysis.

QUESTIONS & ANSWERS REGARDING ANNUAL MEETING
Why am I receiving these materials?
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 19, 2022, and any adjournments or postponements that may occur. The time, place and purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. The Notice of Annual Meeting of Shareholders, this proxy statement the 2021 annual report, and the accompanying proxy card were first furnished to shareholders on April 4, 2022.
Who is paying for this proxy solicitation?
The Company will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to the solicitation of proxies by mail, Invacare's Directors, officers or employees, without additional compensation, may make solicitations personally and by telephone. The Company has engaged Alliance Advisors LLC to assist with solicitation of proxies for a fee of $10,000 plus reimbursement of certain disbursements and expenses. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Questions and Answers
Who is entitled to vote?
Only shareholders of record at the close of business on March 22, 2022, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 34,502,180 common shares and 3,667 Class B common shares outstanding and entitled to vote.
How many votes do I have?
On each voting item, you have one vote for each outstanding common share you own as of March 22, 2022, and ten votes for each outstanding Class B common share you own as of March 22, 2022.
Except as otherwise provided by Invacare's amended and restated Articles of Incorporation or amended and restated Code of Regulations, each as amended to date, or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of Directors, together as one class. The holders of common shares and Class B common shares will vote together as one class on all three proposals described in this proxy statement. No holder of shares of any class has cumulative voting rights in the election of Directors.
The Company’s Class B common shares were authorized in 1987 and issued to then existing shareholders. Because of the transfer restrictions that apply to the Class B common shares, over time, substantially all of the Class B common shares have been converted to common shares. The Company is not permitted to issue any additional Class B common shares except in very limited circumstances, and the Company has no intention to do so. In 2018, the Company’s Board of Directors voted to discontinue providing a dividend to holders of Class B common shares, and the Company undertook an outreach campaign to contact the holders of Class B common shares to explain the change and remind them of their rights to convert their Class B shares to common shares. As of March 22, 2022, the remaining 3,667 shares of Class B common shares outstanding, with respect to which the Company has no right of redemption, represented approximately 0.10% of total voting power.
How do I vote?
If you are a shareholder of record, you can vote in one of the following ways:
1.Via the internet, by visiting www.proxyvote.com.
2.By telephone, by calling the number on your proxy card, voting instruction card, or notice.
3.By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials or your voting instruction card.
4.In person, by attending the Annual Meeting.
If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote “FOR” each of the Director nominees named in proposal 1, “FOR” proposals 2 and 3 and will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.
The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless properly instructed to do otherwise.
If you hold common shares through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares. If you hold your common shares in street name through a broker or other nominee, you should follow their instructions on how to vote your shares, which may include separate electronic voting instructions.

Questions and Answers

We continue to actively monitor the health and safety concerns and public health restrictions relating to the COVID-19 pandemic. As a result, we may impose precautionary procedures on meeting attendees or may decide to hold the Annual Meeting at a different location. If we decide to change the location of the Annual Meeting, we will announce the decision to do so in advance, and details on how to participate will be issued by press release (which will be filed with the SEC) and available at www.invacare.com. If you are planning to attend the Annual Meeting, please be sure to check our website for any updates and continue to review guidance from public health authorities as the time for the Annual Meeting approaches.
How do I vote my common shares held in the Invacare Retirement Savings Plan?
If you are a participant in the Invacare Retirement Savings Plan, you can instruct the plan trustee as to how to vote the number of common shares that you are entitled to vote under the plan, via the internet, by telephone, or by mail, by following the directions described above "How do I vote?" If you do not timely instruct the trustee for the Invacare Retirement Savings Plan as to how to vote the shares credited to your account under the plan, your shares, together with all other uninstructed shares, will be voted in the same proportions that shares for which instructions were received will be voted.
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote:
•“For” the election of the eight Director nominees for a one-year term expiring in 2023;
•“For” the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its 2022 fiscal year; and
•“For” the approval of the compensation of the named executive officers.
What constitutes a quorum?
A quorum of shareholders will be present at the Annual Meeting if at least a majority of the aggregate combined voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the Annual Meeting. On the record date, 35,088,850 votes were represented by outstanding shares; therefore, shareholders representing at least 17,544,426 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Can I revoke or change my vote after I submit a proxy?
Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by executing and submitting a subsequent properly completed proxy card, sending a written notice to the Company's Secretary, or by attending the Annual Meeting and voting in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy; rather you must notify an Invacare representative at the Annual Meeting of your desire to revoke your proxy and vote in person.
Can I access the Notice of Annual Meeting, Proxy Statement and 2021 Annual Report on the Internet?
The Notice of Annual Meeting, Proxy Statement and 2021 Annual Report and the means to vote by internet are available at www.proxyvote.com.
If you want to receive a paper or email copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the methods described in the Notice that was mailed to you.
If you hold your shares in a bank or brokerage account, your bank or broker may also furnish you with these documents electronically. Please check the information provided in the proxy materials furnished to you by your bank or broker regarding the availability of this service.

Questions and Answers
Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs.
Proposal 2 related to the ratification of the appointment of the Company's independent registered public accounting firm is a routine matter, but the other proposals in this proxy statement are non-routine matters. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Election of Directors (Proposal 1)

ELECTION OF DIRECTORS
(Proposal No. 1)
All Director nominees are nominated for election to serve a one-year term until the Annual Meeting in 2023 or until their successors have been duly elected. Each of the nominees has indicated his or her willingness to serve as a Director if elected.
C. Martin Harris, M.D. previously notified the Board of Directors of his decision to not stand for re-election at the Annual Meeting, at which time his term as a Director will expire. Upon the expiration of the term of Dr. Harris as Director at the Annual Meeting, the Board of Directors has fixed the number of Directors constituting the Board at eight.
Nominees

Name	Age	Position with the Company	Director Since
Matthew E. Monaghan	54	Chairman, President & CEO	2015
Susan H. Alexander	65	Independent Director	2016
Julie A. Beck	60	Independent Director	2019
Petra Danielsohn-Weil, PhD	62	Independent Director	2018
Stephanie L. Fehr	57	Independent Director	2021
Marc M. Gibeley	57	Independent Director	2015
Clifford D. Nastas	59	Independent Director	2015
Aron I. Schwartz	51	Independent Director	2022

Votes Required
The nominees receiving the greatest number of votes will be elected. A proxy that indicates “Withhold Authority” with respect to the election of one or more Directors will not be voted with respect to the nominee or nominees indicated. Abstentions and broker non-votes will not be voted for or withheld from the election of Directors and will not be counted for purposes of determining the number of votes cast in the election of Directors. However, please note that our majority voting Director resignation procedures under our Code of Regulations require any Director nominee who receives a greater number of votes marked “Withhold Authority” than marked “For” his or her election in an uncontested election of Directors to promptly tender his or her resignation to the Board following certification of the shareholder vote. Under the Company's procedures, the Nominating and Governance Committee, or another committee comprised entirely of independent Directors or the Board of Directors, will, within 90 days following the certification of the shareholder vote, consider, and the Board will determine, whether to accept the resignation. The Board's determination and explanation of its decision will be promptly disclosed in a press release or Form 8-K submitted to the SEC.
Director Biographies and Qualifications
Below is certain biographical information regarding our Director nominees, as well as a discussion of the qualifications that led the Board of Directors to conclude that each Director nominee should serve as a Director of the Company. Each of the individuals listed below has a wealth of knowledge, experience and expertise developed over a lifetime of achievement. In the discussion below, we have not detailed all of the numerous factors considered by the Board, but rather have highlighted the primary qualifications that led the Board to conclude that each of the following individuals should serve as a Director. The Board of Directors believes that the current Board composition reflects an appropriately diverse group of individuals with relevant knowledge and experience that greatly benefits the Company.

Election of Directors (Proposal 1)

Susan H. Alexander
Age 65

Director Since 2016	* Nominating and Governance Committee

Independent	* Regulatory and Compliance Committee (Chair)
BACKGROUND
Susan H. Alexander has been a Director since December 2016. Ms. Alexander has served as Chief Legal Officer and Secretary, or in similarly-titled roles, of Biogen Inc. (NASDAQ: BIIB), a biopharmaceutical company, since 2006. Prior to joining Biogen, Ms. Alexander served as the Senior Vice President, General Counsel and Corporate Secretary of PAREXEL International Corporation (NASDAQ: PRXL), a biopharmaceutical services company from 2003 to 2006. From 2001 to 2003, Ms. Alexander served as General Counsel of IONA Technologies, a software company. From 1995 to 2001, Ms. Alexander served as Counsel at Cabot Corporation, a specialty chemicals and performance materials company. Prior to that, Ms. Alexander was a partner at the law firms of Hinckley, Allen & Snyder and Fine & Ambrogne. Ms. Alexander serves as Governing Trustee of Dana Farber Cancer Institute.
QUALIFICATIONS
The Board concluded that Ms. Alexander should serve as a Director of the Company primarily due to her experience in the bio- and med-tech industries gained through her legal executive leadership roles in Biogen and PAREXEL International. Ms. Alexander has a broad range of executive corporate governance and legal experience both from private law and general counsel positions in global med-tech, software and manufacturing companies and will bring strong cross-functional legal, regulatory and senior management expertise to the Board. The Board believes that Ms. Alexander’s background and experience will be valuable in contributing to the Board’s oversight of the Company’s regulatory and compliance functions, particularly as the Company seeks to continue the transformation of its business and drive toward more clinically complex product solutions in the health care industry.

Election of Directors (Proposal 1)

Julie A. Beck
Age 60

Director Since 2019	* Audit Committee

Independent	* Nominating and Governance Committee
BACKGROUND
Julie A. Beck was has been a Director since September 2019. Ms. Beck has served as Senior Vice President and Chief Financial Officer of Terex Corporation (NYSE: TEX), a global manufacturer of aerial work platforms and materials processing machinery, since November 2021. Prior to that, since 2016, Ms. Beck served as Senior Vice President and Chief Financial Officer of NOVA Chemicals Corporation, a petrochemical company. Prior to joining NOVA Chemicals, Ms. Beck served as Chief Financial Officer of the mining and machinery business of Joy Global, Inc., a former NYSE-listed manufacturer and servicer of heavy equipment used for minerals extraction from 2008 to 2016. From 2014 to 2016, Ms. Beck also served as Global Vice President of Supply Chain, Operational Excellence and Quality for Joy Global, Inc. Ms. Beck previously served in various positions, including Chief Financial Officer, at both Journal Register Company, a former NYSE-listed publishing organization, and Norwood Promotional Products, Inc., a global consumer products and promotional products manufacturer. Prior to that, Ms. Beck served in financial positions for Temple-Inland, Inc., a corrugated packaging and building products company, and Rockwell Automation (NYSE: ROK), an industrial automation equipment manufacturer. Ms. Beck is a certified public accountant.
QUALIFICATIONS
The Board concluded that Ms. Beck should serve as a Director of the Company primarily due to her deep expertise in finance, accounting, financial reporting and internal controls management, as well as her experience in managing global supply chain, business systems and quality control operations. Ms. Beck has extensive financial and operational management experience from positions with both private and public manufacturing, industrial and consumer businesses, including international companies with sizable and far reaching global operations. The Board believes that Ms. Beck’s background and experience will be valuable in further strengthening the Board’s financial and accounting expertise and in contributing to the Board’s oversight of the Company’s transformation and business operations, particularly the Company’s international operations.

Election of Directors (Proposal 1)

Petra Danielsohn-Weil, PhD
Age 62

Director Since 2018	* Compensation and Management Development Committee

Independent	* Regulatory and Compliance Committee
BACKGROUND

Petra Danielsohn-Weil, PhD has been a Director since May 2018. From 2014 until her retirement in August 2017, Ms. Danielsohn-Weil served as the Regional President for Pfizer Essential Health - Europe. Pfizer Essential Health is a producer of non-viral anti-infectives, biosimilars and sterile injectable medicines and is a business unit of Pfizer Inc. (NYSE:PFE), a research-based, global biopharmaceutical company. Ms. Danielsohn-Weil previously served in various general management, regional and global business unit executive roles in Europe and the United States for Pfizer from 2000 through 2014. Prior to that she served in various commercial and strategic leadership roles in Europe and the US for Warner-Lambert from 1988 until its acquisition by Pfizer in 2000. Since 2019, Ms. Danielsohn-Weil has been a member of the supervisory Board of Gruenenthal Pharma GmbH.
QUALIFICATIONS
The Board concluded that Ms. Danielsohn-Weil, PhD should serve as a Director of the Company primarily based on her wealth of executive experience leading biotech businesses in the European market, including in commercial development, business integration, research and development, sales, digital marketing, and implementing long-term strategic plans in a complex environment. In light of the Company’s significant operations in Europe, the Board believes that Ms. Danielsohn-Weil’s background and unique experience in emerging markets in the European biotech space will be invaluable as the Company seeks to continue the transformation of its business.

Election of Directors (Proposal 1)

Stephanie L. Fehr
Age 57

Director Since 2021	* Compensation and Management Development Committee

Independent	* Regulatory and Compliance Committee
BACKGROUND

Stephanie L. Fehr has been a Director since March 2021. Ms. Fehr has served since 2017 as Executive Vice President and Chief Human Capital Officer of UnitedHealthcare, a division of UnitedHealth Group (NYSE: UGH), Minnetonka, MN, which provides healthcare benefits to an array of customers and markets. Prior to joining UnitedHealthcare, Ms. Fehr spent 17 years from 2000 to 2017 in various Human Resources and Talent leadership roles at Apple Computer Inc. (NASDAQ: AAPL), Cupertino, CA, which designs, develops and sells consumer electronics, computer software, and online services.
QUALIFICATIONS
The Board concluded that Ms. Fehr should serve as a Director of the Company primarily based on her wealth of executive level experience in human resources and talent development in leading healthcare and technology businesses. She has a wide range of experience in the design, development and implementation of talent strategies, organizational design, and leadership training. The Board believes that Ms. Fehr's background and experience in human capital leadership will be invaluable as the Company continues to drive performance excellence, business process improvement and culture and organizational change.

Election of Directors (Proposal 1)

Marc M. Gibeley
Age 57

Director Since 2015	* Audit Committee

Independent	* Compensation and Management Development Committee (Chair)
BACKGROUND
Marc M. Gibeley has been a Director since November 2015. Mr. Gibeley has served as Chief Executive Officer and a Director of Nutritional Medicinals, LLC, a producer of organic whole food feeding tube formulas and meal replacements, since November 2018. Prior to that, Mr. Gibeley served as Chief Executive Officer and Director of Scientific Intake Ltd. Co., a medical device and digital healthcare company focused on weight management and the prevention of obesity related chronic diseases, from October 2016 to January 2018. Prior to that, Mr. Gibeley served as Head of Diabetes Care North America for Roche Holding AG (SIX: RO), a leading research-focused pharmaceuticals and diagnostics healthcare company from 2011 through 2016. Mr. Gibeley served as the President and Chief Executive Officer of WaveRx, a venture-backed diabetes neuropathy medical device company, from 2008 through 2011. Prior to joining WaveRx, Mr. Gibeley worked for several consumer packaged goods companies, including Procter & Gamble (NYSE: PG), Eastman Kodak (NYSE: KODK) and Kraft Foods (NASDAQ: KHC).
QUALIFICATIONS
The Board concluded that Mr. Gibeley should serve as a Director of the Company primarily due to his extensive experience in leading and managing medical device companies that have undergone substantial changes and transformed to focus on marketing products directly to consumers. He has a wide range of management expertise, including in sales, marketing, finance, customer support and product launches, as well as in regulatory affairs, manufacturing, and operations and commercial development, which has been developed over a career in consumer products businesses at various stages of development. The Board believes that Mr. Gibeley’s background and experience will be valuable in contributing to the Board’s oversight of the Company’s strategy, finance and operations, particularly as the Company seeks to continue the transformation of its business and responds to the drive toward consumerism in the health care industry.

Election of Directors (Proposal 1)

Matthew E. Monaghan
Age 54

Director Since 2015

Chairman of the Board
President and Chief Executive Officer
BACKGROUND
Matthew E. Monaghan has been the Company’s President and Chief Executive Officer since April 2015 and Chairman of the Board since May 2015. Prior to joining Invacare, Mr. Monaghan served as a business unit leader at Zimmer Holdings (now Zimmer Biomet NYSE: ZBH), a major orthopedic implant company, serving first as Vice President and General Manager of the company’s Global Hips business (December 2009 to January 2014) and later as Senior Vice President of Hips and Reconstructive Research (January 2014 until joining Invacare). While at Zimmer, Mr. Monaghan was responsible for the Hip Division’s new product development, engineering, marketing, clinical studies, quality, regulatory affairs and results of the shared sales and supply chain functions. Later, those responsibilities also included directing global research for various areas of material, process and product innovation. Prior to joining Zimmer in 2009, Mr. Monaghan spent eight years as an operating executive for two leading private equity firms, Texas Pacific Group (TPG) and Cerberus Capital Management, where he led acquisitions and operational improvements of portfolio companies in medical device and consumer goods and service industries. For the first 13 years of his career, Mr. Monaghan held various engineering, financial and management positions at General Electric (NYSE: GE). Since November 2016, Mr. Monaghan has served as a Director of Syneos Health (NASDAQ: SYNH), a contract research and contract commercial organization serving the needs of pharmaceutical clients.
QUALIFICATIONS
The Board concluded that Mr. Monaghan should serve as a Director of the Company primarily due to his role as Chief Executive Officer, as well as his considerable experience in managing and operating businesses, including medical device businesses subject to FDA regulation. The Board anticipates that Mr. Monaghan, in his role as Chief Executive Officer, will provide the Board with management perspective that will be valuable in overseeing the Company’s business operations and transformation.

Election of Directors (Proposal 1)

Clifford D. Nastas
Age 59

Director Since 2015	* Audit Committee (Chair)

Independent	* Regulatory and Compliance Committee
BACKGROUND
Clifford D. Nastas has been a Director since May 2015. Mr. Nastas has served as Chief Executive Officer and President of Tempel Steel, an independent manufacturer of precision magnetic steel laminations for the motor, generator, auto and transformer industries, since May 2019. Mr. Nastas served as President and Chief Executive Officer of Radiac Abrasives Company, a manufacturer of conventional bonded and super abrasives in North America from January 2016 until December 2018. Since 2014, Mr. Nastas has been a Director of Dan T. Moore Company, Inc., a holding company of diverse advanced materials manufacturing and technology businesses and became co-chairman in 2016. Also since 2014, Mr. Nastas has served as a Director of Shorr Packaging Corporation, an ESOP-owned company that distributes packaging supplies throughout North America. Mr. Nastas served as Chief Executive Officer and a Director of Material Sciences Corporation (formerly, Nasdaq: MASC), Elk Grove Village, Illinois, a publicly traded diversified industrial manufacturing company providing high-value coated metal, acoustical and lightweight composite solutions from 2005 until the company was sold in March 2014. From 2001 to 2005, Mr. Nastas served in various capacities at Material Sciences, including as President and Chief Operating Officer. Prior to joining Material Sciences, Mr. Nastas served in various general management, sales, and manufacturing capacities with Honeywell International, formerly Allied Signal (NYSE: HON), Morris Township, New Jersey, Avery Dennison Corporation (NYSE: AVY), Glendale, California, and Ford Motor Company (NYSE: F), Dearborn, Michigan.
QUALIFICATIONS
The Board concluded that Mr. Nastas should serve as a Director of the Company primarily due to his extensive business leadership and management expertise, which includes a broad range of experience in management, operations, sales, marketing, product development and engineering in a number of global businesses, including as the CEO of a publicly traded company. The Board believes that Mr. Nastas’ experience and background will enable him to provide the Board will valuable insight into numerous aspects of the Company’s business.

Election of Directors (Proposal 1)

Aron I. Schwartz
Age 51

Director Since 2022	* Audit Committee

Independent	* Nominating and Governance Committee
BACKGROUND
Aron I. Schwartz was appointed as a Director on March 21, 2022. He has been a Managing Partner at ACON Investments, LLC, a private equity firm based in Washington, D.C., since July 2014. Mr. Schwartz was previously a consultant to, and a Managing Director at, Avenue Capital, a global investment firm, from 2012 to 2014. Prior to that, from 1999 to 2011, he held various positions culminating in Managing Director of Fenway Partners, a middle market private equity firm. Since 2012, he has served on the board of directors and as chairman of the audit committee of CION Investment Corporation (NYSE: CION), a business development company that primarily provides senior secured loans to US middle-market companies. Mr. Schwartz previously served on the boards of various companies, including Melinta Therapeutics, Inc. (OTC: MLNTQ), a pharmaceutical development company from 2019 to 2020.
QUALIFICATIONS
The Board concluded that Mr. Schwartz should serve as a Director of the Company primarily due to his wide range of financial experience in managing and overseeing companies with operations in various industries, including companies undergoing strategic transformation. In particular, his strong background of board oversight and executive leadership in finance and strategic development at a range of private and public companies qualifies him as a Director and member of the Audit Committee. The Board believes Mr. Schwartz's demonstrated leadership and experience in financial management and strategic oversight of corporate resources will be of great value to the Board during the Company's transformation.
Invacare's Board of Directors recommends that shareholders vote “FOR” the election of all eight Director nominees for a term expiring in 2023.

Corporate Governance

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines which contain principles that, along with the charters of the standing committees of the Board of Directors, provide the framework for Invacare's corporate governance. Among other things, the Corporate Governance Guidelines establish principles relating to:
•responsibilities and functions of the Board of Directors, such as meeting, orientation and continuing education guidelines;
•the composition of the Board, including Director independence and other qualification requirements;
•responsibilities of the Chairman of the Board, the Chief Executive Officer and the Lead Independent Director;
•the establishment and functioning of Board committees;
•executive sessions of non-management Directors;
•Chief Executive Officer succession planning;
•Board access to management, and evaluation of the Chief Executive Officer;
•communication and interaction by the Board with shareholders and other interested parties;
•share ownership guidelines for Directors and executive officers;
•engagement by an independent committee of the Board with shareholder proponents following a majority vote on a shareholder proposal; and
•periodic self-assessment by the Board and each Board committee.
A copy of the Corporate Governance Guidelines can be found on the Company's website at www.invacare.com by clicking on the Investor Relations tab and then selecting the Corporate Governance link.
Director Independence
To be considered independent under the New York Stock Exchange independence criteria under Section 303A (the “NYSE Standards”), the Board of Directors must determine that a non-employee Director does not have a direct or indirect material relationship with Invacare. The Board of Directors has adopted the following guidelines (set forth in the Corporate Governance Guidelines) to assist it in making such determinations:
A non-employee Director will be considered independent if he or she, at any time that is considered relevant under the NYSE Standards (subject to any applicable transition rules of the NYSE Standards):
(i) has not been employed by the Company or its affiliates;
(ii) has not had an immediate family member who has been employed by the Company or its affiliates as an executive officer;
(iii) has not received, and has not had an immediate family member who has received, more than such annual amount of direct compensation from the Company as may be considered relevant from time to time under the NYSE Standards, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is

Corporate Governance

not in any way contingent on continued service);
(iv) is not a partner of the Company's present internal or external auditor;
(v) does not have an immediate family member who is a partner of Invacare's present internal or external auditor;
(vi) has not been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare's audit;
(vii) does not have an immediate family member who has been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare's audit;
(viii) has not been employed, and does not have an immediate family member who has been employed, as an executive officer of another company where any of Invacare's present executives serve on that company's compensation committee; and
(ix) has not been an executive officer or an employee of another company, and does not have an immediate family member who has been an executive officer of another company, that does business with Invacare and makes payments to, or receives payments from, Invacare for property or services in an amount that, in any one of the three last fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.
Additionally, the following commercial and charitable relationships will be considered immaterial relationships and a non-employee Director will be considered independent if he or she does not have any of the relationships described in clauses (i) - (ix) above, and:
(A) is not an executive officer of another company, and does not have an immediate family member who is an executive officer of another company, that is indebted to the Company, or to which Invacare is indebted, where the total amount of either company's indebtedness to the other is more than 5% of the total consolidated assets of the other company and exceeds $100,000 in the aggregate; and
(B) does not serve, and does not have an immediate family member who serves, as an officer, Director or trustee of a foundation, university, charitable or other not for profit organization, and Invacare's, or Invacare foundation's, annual discretionary charitable contributions (any matching of employee charitable contributions will not be included in the amount of contributions for this purpose) to the organization, in the aggregate, are more than 5% percent of that organization's total annual revenues (or charitable receipts in the event such organization does not generate revenues).
In the event that a non-employee Director has a relationship of the type described in clauses (A) or (B) in the immediately preceding paragraph that falls outside of the “safe harbor” thresholds set forth in such clauses (A) and (B), or if the Director had any such relationship during the prior three years that fell outside of such “safe harbor” thresholds, then in any such case, the Board of Directors annually shall determine whether the relationship is material or not, and therefore, whether the Director would be independent or not. If any relationship does not meet the categorical standards of immateriality set forth in clauses (i) and (ii) in the immediately preceding paragraph, Invacare will explain in its next proxy statement the basis for any Board of Directors determination that such relationship is immaterial.
In addition, any Director serving on the Audit Committee of Invacare may not be considered independent if he or she directly or indirectly receives any compensation from Invacare other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).
The Board examined the transactions and relationships between Invacare and its affiliates and each of the Directors, any of their immediate family members and their applicable affiliates. Based on this review, the Board affirmatively determined that each of the Directors, other than Mr. Monaghan, is

Corporate Governance
independent and does not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare's Corporate Governance Guidelines and the NYSE Standards.
Board Meetings, Annual Meeting of Shareholders and Attendance
During the fiscal year ended December 31, 2021, the Board of Directors held four regular quarterly meetings and ten additional meetings. Each Director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board of Directors and (2) the total number of meetings held by committees of the Board on which he or she served during 2021. Board members are expected to attend Invacare's Annual Meeting of Shareholders in person or by video conference. Each Director then serving on the Board attended last year's annual shareholders meeting.
Executive Sessions
Independent Directors meet in executive sessions, presided over by the Company's Lead Independent Director, at the end of each of the regularly scheduled quarterly Board meetings. In addition, the Directors meet in director-only executive sessions, presided over by the Chairman of the Board, after the end of each of the regularly scheduled quarterly Board meetings.
Board Nominations and Shareholder Recommendations
The Nominating and Governance Committee has regularly retained an internationally recognized third-party executive search firm to identify candidates for independent Director positions to augment board membership. The Committee also may solicit candidate suggestions from Committee members, the Chairman of the Board, incumbent Directors, senior management or others. In 2021, the Company's retained executive search firm identified Stephanie L. Fehr as a Board candidate, and an incumbent independent Director identified Aron I. Schwartz as a Board candidate.
The Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management or shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chair of the Nominating and Governance Committee, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44035, with the following information:
•The name and contact information for the candidate;
•A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate's qualifications to serve as a Director;
•A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, Director, customer, supplier, vendor or competitor of Invacare; and
•The candidate's signed consent to be a candidate and to serve as a Director if nominated and elected, including being named in Invacare's proxy statement.
Once the Nominating and Governance Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board's need to fill a vacancy or desire to expand the size of the Board, the likelihood that the candidate can meet the Nominating and Governance Committee's evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating and Governance Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating and Governance Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

Corporate Governance

If additional consideration is warranted, the Nominating and Governance Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate's independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person, by telephone or by videoconference and may ask the candidate to meet with senior management and/or other Directors. The Committee would then evaluate the candidate against the standards and qualifications set out in the Nominating and Governance Committee's charter. While the Board does not maintain a policy regarding the diversity of its members, the Nominating and Governance Committee charter specifies that a Director should have a range of experience and knowledge relevant to the Company, and that such relevant experience and knowledge may be gained through diverse or unique life experiences. The Nominating and Governance Committee and the Board believe that the current Board composition reflects a diverse group of individuals with relevant knowledge and experience that greatly benefits the Company. Additionally, the Nominating and Governance Committee will consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).
Before nominating an existing Director for re-election at an Annual Meeting, the Committee will consider:
•The Director's value to the Board; and
•Whether the Director's re-election would be consistent with Invacare's governance guidelines.
After completing the Nominating and Governance Committee's evaluation of new candidates or existing Directors whose terms are expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing Director is a valued member of the Board, then the Nominating and Governance Committee will make a recommendation to the full Board that such candidate or existing Director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee. These procedures were adhered to with respect to nominees for election at this meeting, who were unanimously recommended by the Nominating and Governance Committee and the entire Board of Directors.
Lead Independent Director
The Company has a Lead Independent Director who is responsible for coordinating the activities of the independent Directors. C. Martin Harris, M.D. served as Lead Independent Director in 2021 and will continue to serve until the conclusion of his term at the Annual Meeting, at which time the Board will appoint a successor. The following are the specific responsibilities of the Lead Independent Director set forth in the Company's Corporate Governance Guidelines:
(i) advising the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent and non-executive Directors can perform their duties responsibly while not interfering with the flow of Company operations;
(ii) providing the Chairman of the Board with input as to the preparation for the agendas for the Board and Committee meetings;
(iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent and non-executive Directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;
(iv) interviewing, along with the chair of the Nominating and Governance Committee, all Board candidates, and making recommendations to the Nominating and Governance Committee and the Board;
(v) assisting the Board and Company officers in assuring compliance with the Company's Corporate Governance Guidelines;

Corporate Governance
(vi) recommending revisions to the Corporate Governance Guidelines as appropriate;
(vii) coordinating and developing the agenda for and moderating executive sessions of the Board's independent Directors; acting as principal liaison between the independent Directors and the Chairman and Chief Executive Officer on sensitive issues;
(viii) evaluating, along with the members of the Compensation and Management Development Committee, the performance of the Chairman and Chief Executive Officer; meeting with the Chairman and Chief Executive Officer to discuss the Committee's evaluation of performance;
(ix) discussing with the Chairman of the Board and the Nominating and Governance Committee the membership of the various Board Committees, as well as selection of the Committee chairs;
(x) responding to the concerns of any Directors, whether or not these concerns are discussed with the full Board;
(xi) with input from the Chairman of the Board, assisting the Nominating and Governance Committee in its role with the annual self-assessment and evaluation process of the Board and its committees;
(xii) acting as a resource for, and counsel to, the Chairman of the Board; and
(xiii) performing other responsibilities as delegated by the Board.
A description of the responsibilities of the Lead Independent Director also is included as Exhibit C to Invacare's Corporate Governance Guidelines, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link.
Determination of Current Board Leadership Structure
With respect to the roles of Chairman and of Chief Executive Officer, the Board periodically considers whether it is appropriate to separate those roles or keep them combined, based on prevailing circumstances. The Board currently believes that the Chief Executive Officer is best situated to serve as Chairman of the Board because he is the Director most familiar with the Company's business and industry. The Board believes that the combined roles of Chief Executive Officer and Chairman of the Board provides an efficient and effective leadership model for Invacare by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The Board’s independent Directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company and industry-specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chief Executive Officer and Chairman, together with a Lead Independent Director having the duties described above, is in the best interests of shareholders because it strikes an appropriate balance for the Company; with the Chief Executive Officer also serving as Chairman, there is unified leadership and a focus on strategic development and execution, while the Lead Independent Director helps assure independent oversight of management.

Proxy Summary
Members of the Board Committees
The composition of the Board committees, as of April 4, 2022, is set forth below.

Director	Audit Committee	Nominating and Governance Committee	Compensation and Management Development Committee	Regulatory and Compliance Committee
Susan H. Alexander		Member		Chair
Julie A. Beck	Member	Member
Petra Danielsohn-Weil, PhD			Member	Member
Stephanie L. Fehr			Member	Member
Marc M. Gibeley	Member		Chair
C. Martin Harris, M.D. - Lead Independent Director		Chair	Member
Clifford D. Nastas	Chair			Member
Aron I. Schwartz	Member	Member

Principal Functions of the Board Committees
The Board has an Audit Committee; a Nominating and Governance Committee; a Compensation and Management Development Committee; and a Regulatory and Compliance Committee.
Audit Committee.    The Audit Committee assists the Board in monitoring (i) the integrity of Invacare's financial statements, (ii) the independence, performance and qualifications of Invacare's internal and independent auditors, (iii) Invacare's compliance with legal and regulatory requirements related to the Company's financial statements and accounting policies (iv) Invacare's risk assessment and management process. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Audit Committee met seven times during 2021.
The Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that Clifford D. Nastas, the Chair of the Audit Committee, Julie A. Beck and Aron I. Schwartz each qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. Mr. Schwartz joined the Board of Directors and the Audit Committee on March 21, 2022. Diana S. Ferguson served on the Audit Committee until her resignation from the Board of Directors on January 19, 2022.
Nominating and Governance Committee.    The Nominating and Governance Committee assists the Board (i) in identifying and recommending individuals qualified to become Directors and will consider all qualified nominees recommended by shareholders, and (ii) on all matters relating to corporate governance of the Company, including, but not limited to, the development and implementation of the Company's corporate governance and ESG policies and guidelines. Each of the current members of the Nominating and Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating and Governance Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Nominating and Governance Committee met four times during 2021. Mr. Schwartz joined the Board of Directors and the Nominating and Governance Committee on March 21, 2022. Diana S. Ferguson served on the Nominating and Governance Committee until her resignation from the Board of Directors on January 19, 2022.

Corporate Governance
Compensation and Management Development Committee.    The Compensation and Management Development Committee assists the Board in developing and implementing (i) executive compensation programs that are fair, equitable and aligned with the interests of shareholders and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare's strategic objectives and (ii) a management succession plan that meets Invacare's present and future needs. See “Compensation Discussion and Analysis” for additional information on the committee and its activities. Each of the current members of the Compensation and Management Development Committee is independent within the meaning of the New York Stock Exchange listing standards, including the standards in Rule 303A.02(a)(ii), and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation and Management Development Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Compensation and Management Development Committee met eleven times during 2021. Ms. Fehr joined the Board of Directors and the Compensation and Management Development Committee on March 25, 2021. Baiju R. Shah chaired the Compensation and Management Development Committee until his resignation from the Board of Directors on September 3, 2021.
Regulatory and Compliance Committee.    The Regulatory and Compliance Committee assists the Board in its oversight of the Company's legal and regulatory compliance matters, including medical device regulatory compliance. Each of the current members of the Regulatory and Compliance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Regulatory and Compliance Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Regulatory and Compliance Committee met four times during 2021. Ms. Fehr was appointed to the Regulatory and Compliance Committee on December 1, 2021. Baiju R. Shah served on the Regulatory and Compliance Committee until his resignation from the Board of Directors on September 3, 2021.
Board Role in Risk Oversight
Risk is inherent in any business, and the Company's management is responsible for the day-to-day management of risks that it faces. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and to seek assurances that it is implemented properly by management.
The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. At each quarterly meeting, the Board of Directors receives presentations from senior management on business operations, financial results and strategic matters, including a quarterly assessment of the sensitivity of the various business, financial, operational, information technology, compliance and human capital risks faced by the Company, and discusses the Company's strategies, key challenges, and risks and opportunities. Relevant members of senior management attend significant portions of the Board's quarterly meetings, as well as many of the Board committee meetings, in order to address any questions or concerns raised by the Board on risk management-related and other matters.
The Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities, including oversight of the Company's enterprise risk management process and its assessment and management of risk in the areas of financial reporting, internal controls, business and operations, financial statements and accounting policies and information systems. Enterprise risk assessment reports of the various business, financial, operational, information technology, compliance and human capital risks faced by the Company are provided to the Audit Committee by management and the Company's internal auditors on a quarterly basis. The Regulatory and Compliance Committee assists the Board in its oversight of the Company's legal and regulatory compliance matters generally, including medical device regulatory compliance matters. The Compensation and Management Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company's

Corporate Governance

compensation policies and programs, talent management and succession planning for executive officers and employment related risks. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and structure, code of conduct, insider trading, conflict of interest policies and corporate governance, as well as overseeing the membership and independence of the Board of Directors. From time to time, the Board may establish special committees to assist it in the monitoring and oversight of certain risks. However, while these committees are responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks and committee activities through committee reports.
Codes of Ethics
Invacare has adopted a Code of Business Conduct and Ethics that applies to all Directors, officers and employees. Invacare has also adopted a separate Financial Code of Ethics that applies to its Chief Executive Officer (its principal executive officer), its Chief Financial Officer (its principal financial officer and principal accounting officer) and its controller or persons performing similar functions. Investors can find both codes on the Company's website at www.invacare.com by clicking on the Investor Relations tab and then selecting the Corporate Governance link. Invacare will post any amendments to the codes, as well as any waivers that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange, within four business days, on its website.
Employees have been notified that if they have any questions or concerns regarding financial integrity, legal or regulatory compliance, ethical business conduct, or activities that may be improper under the Company’s Code of Business Conduct and Ethics, or otherwise have work related concerns, they are invited to speak with their supervisor, or any other member of management at any time. They also may report any concerns in writing to the Chief Executive Officer or the Chair of the Audit Committee, or submit a report to the Company’s EthicsPoint ethics and compliance hotline reporting service, which is used to consolidate and summarize reports received. All EthicsPoint reports are reviewed by the Audit Committee.
The Company’s EthicsPoint service is not intended to replace other communication channels already in place. However, if employees have a concern regarding a financial integrity, legal or regulatory compliance, or ethics related matter, or believe they cannot communicate effectively using existing internal channels, they may report the concern through the Company’s EthicsPoint hotline reporting service by telephone or online at http://invacare.ethicspoint.com. Reports through EthicsPoint may be made anonymously and without reprisals for matters reported in good faith.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was at any time during 2021 or at any other time an officer or employee of the Company or any of its subsidiaries. In addition, during 2021, none of the Company's executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on the Company's Board or Compensation Committee. Marc M. Gibeley, Stephanie L. Fehr, C. Martin Harris M.D., Baiju R. Shah and Petra Danielsohn-Weil, PhD were the non-employee Directors who served on the Compensation Committee during 2021.
Director Orientation Program
Each new Director is provided an orientation to become acquainted with the Company’s business, history, strategy, plans, financial statements, compliance programs, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy, and public reporting and disclosure requirements and the Company’s related policies and practices. Each new Director is invited to visit one or more of the Company's facilities and is introduced to the Company’s leadership team, key management personnel, internal auditors, and independent auditors. In addition, from time to time, Directors receive information and updates on legal and regulatory changes that affect the Company, its

Proxy Summary
employees and the operation of the Board. The Nominating and Governance Committee from time to time makes other recommendations regarding further educational opportunities for Directors.
Communications with the Board
Shareholders and other interested parties may communicate their concerns directly to the entire Board or specifically to non-management Directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44035. The status of all outstanding concerns addressed to the entire Board or only to non-management Directors will be reported to the Chairman of the Board or to the chair of the Nominating and Governance Committee, respectively, on a quarterly basis.

Director Compensation and Stock Ownership Guidelines
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Director Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to non-employee Directors for Board, committee and committee chair services. In making non-employee Director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as committee chairs, and the form and amount of compensation paid to Directors by comparable companies. The Director compensation program is intended to be equitable based on the work required of non-employee Directors serving a healthcare technology company of our size and scope, and to tie a significant portion of non-employee Directors’ compensation to shareholder interests through the grant of restricted stock units. The Compensation Committee periodically reviews our non-employee Director compensation and such compensation may be adjusted in the future as appropriate based on our peer group information and Company performance.
The Company's 2021 Director compensation program provided that non-employee Directors were paid the following cash compensation:

Annual Cash Retainer	$65,000
Lead Independent Director Additional Fee	20,000
Committee Chair Additional Fees:
Audit	15,000
Compensation and Management Development	15,000
Regulatory and Compliance	15,000
Nominating and Governance	10,000
Fee per meeting in excess of 24 meetings	1,500
Additionally, in March 2021, each non-employee Director was granted a restricted stock unit award of 13,388 shares, which vests in full on May 15, 2022.
Director Stock Ownership Guidelines
The Company maintains stock ownership guidelines for its non-employee Directors for the purpose of aligning the interests of the Directors with those of the shareholders of the Company. Each non-employee Director is expected to own common shares equal in value to five (5) times the annual cash retainer fee.
“Stock ownership” is defined to include shares held directly or indirectly by the Director, all unvested restricted stock held by the Director and 30% of the shares underlying unexercised stock options held by the Director that are “in the money” by at least 20%.
Directors are expected to reach their respective ownership levels under the stock ownership guidelines over five (5) years from the date they join the Board of Directors and maintain that level of stock ownership afterward. The guidelines provide that Directors are required to hold their “net shares” from equity awards until they reach their applicable minimum ownership level, and once they reach the minimum level, they must hold their net shares from equity awards for at least one (1) year after such shares have vested, in the case of restricted stock awards, or have been acquired upon the exercise of stock options. “Net shares” means the difference between the actual shares awarded and any shares sold, surrendered or withheld to pay for taxes or to finance the cost of exercising a stock option.
All of the Directors have either met the guidelines or are pursuing goals to meet the guidelines within the established timeframe.

Director Compensation and Stock Ownership
Director Deferred Compensation Plan
All non-employee Directors may participate in the Company’s Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation and all or a part of their annual restricted stock unit grant. Participants may choose to defer either until they leave the Board of Directors or for a specified number of years, with a minimum of two years and a maximum of ten years, as specified at the time of the participant’s deferral election.
Deferred cash compensation may be credited to a “stock-unit” account that is deemed invested in the Company’s common shares or to an account that earns interest at a rate specified by the Compensation Committee. Deferred restricted stock unit grants are credited to the stock-unit accounts. Stock-unit accounts are credited with dividend equivalent units based on the number of vested stock units credited to the account as of the applicable dividend record date. The value in a Director’s account balance is distributed to the Director in a lump sum promptly following the end of the applicable deferral period. The value in a Director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of the Company’s common shares at the end of the deferral period, and is paid to the Director in an equivalent number of common shares of the Company issued under the Invacare Corporation 2018 Equity Compensation Plan. Partial shares are rounded up or down to the nearest whole share. The value in a Director’s interest-bearing account will be paid to the Director in cash.
In 2021, Diana S. Ferguson elected to defer 100% of her 2021 restricted stock unit grant until her separation from the Board, however that grant was forfeited prior to vesting when she resigned from the Board on January 19, 2022.
Fiscal 2021 Director Compensation Table

Name (11)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Susan H. Alexander	81,500	(2)	113,664	195,164
Julie A. Beck	68,000	(3)	113,664	181,664
Petra Danielsohn-Weil, PhD	68,000	(4)	113,664	181,664
Stephanie L. Fehr	48,750	(5)	113,664	162,414
Diana S. Ferguson	69,500	(6)	113,664	183,164
Marc M. Gibeley	77,500	(7)	113,664	191,164
C. Martin Harris, M.D.	99,500	(8)	113,664	213,164
Clifford D. Nastas	77,750	(9)	113,664	191,414
Baiju R. Shah	61,500	(10)	113,664	175,164
(1)    The values reported in this column represent the dollar amount of expense, calculated in accordance with ASC 718, Compensation - Stock Compensation, to be recognized for financial statement purposes over the respective vesting periods with respect to all restricted stock units awarded to each Director during 2021. These time-based restricted stock units were granted pursuant to the Invacare Corporation 2018 Equity Compensation Plan, and vest in full on May 15, 2022. For a description of the assumptions made in computing the values reported in this column, see “Equity Compensation” in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(2)    The fees for Ms. Alexander include a $65,000 retainer, $15,000 for her service as Chair of the Regulatory and Compliance Committee, $1,500 for meetings in excess of 24 in 2021 and $1,500 for an excess meeting in 2020.
(3)    The fees for Ms. Beck include a $65,000 retainer, $3,000 for meetings in excess of 24 in 2021 and $1,500 for an excess meeting in 2020.
(4)    The fees for Ms. Danielsohn-Weil include a $65,000 retainer, $3,000 for meetings in excess of 24 in 2021 and $1,500 for an excess meeting in 2020.

Director Compensation and Stock Ownership Guidelines
(5)    The fees for Ms. Fehr include a $48,750 retainer which was pro-rated for the partial year upon her appointment to the Board on March 25, 2021.
(6)    The fees for Ms. Ferguson include a $65,000 retainer, $4,500 for meetings in excess of 24 in 2021 and $1,500 for an excess meeting in 2020. Ms. Ferguson resigned from the Board on January 19, 2022 and forfeited the restricted stock units granted to her in 2021.
(7)    The fees for Mr. Gibeley include a $65,000 retainer, $5,000 for his service as Chair of the Compensation and Management Development Committee which was pro-rated for the partial year upon his appointment as Chair on September 3, 2021, $7,500 for meetings in excess of 24 in 2021 and $1,500 for an excess meetings in 2020.
(8)    The fees for Dr. Harris include a $65,000 retainer, $20,000 for his service as Lead Independent Director, $10,000 for his service as Chair of the Nominating and Governance Committee, $4,500 for meetings in excess of 24 in 2021 and $1,500 of fees for an excess meeting in 2020.
(9)    The fees for Mr. Nastas include a $65,000 retainer, $15,000 for his service as Chair of the Audit Committee, reduced by $3,750 to correct for an inadvertent overpayment in 2020, and $1,500 for a meeting in excess of 24 in 2020.
(10)    The fees for Mr. Shah include a $65,000 retainer, $15,000 for his service as Chair of the Compensation and Management Development Committee, which was pro-rated for the partial year upon his resignation from the Board on September 3, 2021, and $1,500 for a meeting in excess of 24 in 2020.
(11)    Aron I. Schwartz was appointed to the Board on March 21, 2022 and is not included in the table.

Outstanding Director Equity Awards at December 31, 2021
The following table shows outstanding equity awards held by each Director at December 31, 2021.

	Option Awards			Stock Awards
Name (3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)
Susan H. Alexander				13,388	(1)	36,415
Julie A. Beck				13,388	(1)	36,415
Petra Danielsohn-Weil, PhD				13,388	(1)	36,415
Stephanie L. Fehr				13,388	(1)	36,415
Diana S. Ferguson (2)				13,388	(1)	36,415
Marc M. Gibeley				13,388	(1)	36,415
C. Martin Harris, M.D.				13,888	(1)	37,775
Clifford D. Nastas				13,388	(1)	36,415
(1)    The restricted stock unit awards vest in full on May 15, 2022 after a one-year "cliff" vesting period.
(2)    Ms. Ferguson resigned from the Board on January 19, 2022 and thus forfeited the restricted stock units granted to her in 2021.
(3)    Aron I. Schwartz was appointed to the Board on March 21, 2022, and is not included in the table.

Auditor Ratification (Proposal 2)
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
The Audit Committee has appointed Ernst & Young LLP to continue as the Company's independent registered public accounting firm and to audit its financial statements for the year ended December 31, 2022. The Audit Committee and the Board of Directors are requesting shareholders to ratify this appointment. During the year ended December 31, 2021, Ernst & Young LLP served as the Company's principal auditors and provided tax and other services. Ernst & Young LLP has served as the Company's independent auditor since 1984. The Audit Committee believes the continued retention of Ernst & Young LLP as our independent auditor is in the best interests of the Company and shareholders. See “Independent Registered Public Accounting Firm.” Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Votes Required (Proposal 2)
Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions will not be voted for or against the ratification of the appointment of Ernst & Young LLP and will not be counted in the number of votes cast on the proposal.

Invacare's Board of Directors recommends that shareholders vote “FOR”
the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ended December 31, 2022.

Report of the Audit Committee
AUDIT COMMITTEE AND RELATED MATTERS
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
Report of the Audit Committee
The Audit Committee assists the Board of Directors in its oversight and monitoring of:
•the integrity of the Company's financial statements;
•the Company's enterprise risk management process;
•the independence, performance and qualifications of the Company's internal auditors and independent registered public accounting firm; and
•the Company's compliance with legal and regulatory requirements related to the Company's financial statements and accounting policies.
The Audit Committee's activities are governed by a written charter adopted by the Board of Directors, which is available on the Company's website (www.invacare.com) by clicking on the Investor Relations tab and then the Corporate Governance link.
Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal and disclosure controls and assessing the effectiveness of internal control over financial reporting. Ernst & Young LLP, the Company's independent registered public accounting firm for 2021, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young LLP also audited the Company's internal control over financial reporting as of 2021 and issued an opinion with respect to the Company's internal control over financial reporting as of 2021.
The Company's Vice President of Internal Audit, together with a nationally-recognized third-party auditing firm, as well as other outside expert consulting firms, conduct the Company's internal audit processes. During 2021, the Audit Committee met with the Vice President of Internal Audit and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company's internal and disclosure controls and the overall quality of the Company's internal procedures and controls over financial reporting.
As part of its oversight responsibilities described above, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with the Company's Vice President of Internal Audit relative to the Company's financial reporting. The Audit Committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from the

Report of the Audit Committee
firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526 (Communications With Audit Committees Concerning Independence), and by all relevant professional and regulatory standards, related to the auditors' independence. The Audit Committee discussed with Ernst & Young LLP its independence from the Company and its management and considered the compatibility of non-audit services with the independence of Ernst & Young LLP.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended 2021 for filing with the Securities and Exchange Commission.
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for its 2022 fiscal year, and the Company is seeking ratification of such appointment at the 2022 Annual Meeting of Shareholders.

AUDIT COMMITTEE
Clifford D. Nastas, Chair
Julie A. Beck
Marc M. Gibeley
Aron I. Schwartz

Independent Registered Public Accounting Firm
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES
Independent Registered Public Accounting Firm and Fees
The Audit Committee has selected Ernst & Young LLP to continue as the Company's independent registered public accounting firm and to audit the financial statements of Invacare for the fiscal year ending December 31, 2022. The Audit Committee and the Board of Directors are requesting shareholders to ratify this appointment.  Fees for services rendered by Ernst & Young LLP in 2021 and 2020 were:

	2021	2020
Audit Fees	$3,145,000	$2,802,000
Audit-Related Fees	434,700	15,000
Total Audit and Audit-Related Fees	3,579,700	2,817,000
Tax Fees
Tax Compliance Services	577,600	550,000
Tax Advisory Services	449,100	936,000
Total Tax Fees	1,026,700	1,486,000
All Other Fees	425,000	—
Total Fees	$5,031,400	$4,303,000

Audit Fees.    Fees for audit services include fees associated with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements, including fees for statutory audits that are required domestically and internationally and fees related to the completion and delivery of the auditors' attestation report on internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees associated with providing consents and review of documents filed with the SEC, other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.
Audit-Related Fees.    Fees for audit-related services principally include fees associated with accounting consultations, audits in connection with proposed or completed acquisitions and other accounting advisory assistance.
Tax Fees.    Fees for tax services include fees associated with tax compliance, advice and planning services.
All Other. Fees for permissible advisory services that are not contained in the above categories.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by the Company's independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2021, no services were provided to the Company by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Advisory Vote on Executive Compensation (Proposal 3)
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 3)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is providing its shareholders with the opportunity to cast an advisory vote at the Annual Meeting to approve the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission's compensation disclosure rules. The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.
At its 2021 Annual Meeting of Shareholders, the Company provided its shareholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed in the proxy statement for the 2021 Annual Meeting, and the Company's shareholders failed to approve the proposal. In response to the failed vote, the Compensation Committee and the Company sought and obtained feedback from shareholders and believe that they have addressed the shareholders' concerns. This feedback and the Company's responses are more fully described in the Compensation Discussion and Analysis section of the Proxy Statement. As the Board of Directors views it as a good corporate governance practice, and because the Company's shareholders previously indicated they were in favor of an annual advisory vote, the Company is again requesting its shareholders to approve the compensation of its named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
This proposal, commonly known as a “Say on Pay” proposal, gives the shareholders the opportunity to express their views on the Company's named executive officers' compensation by an advisory vote at the 2022 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company will recommend that its shareholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
The Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Compensation Committee values the opinions of the shareholders, as demonstrated by the outreach to shareholders that followed last year's Say on Pay vote, as further described in Compensation Discussion and Analysis. To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company will carefully consider its shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The next Say on Pay vote will occur at the Company's 2023 Annual Meeting.
Votes Required (Proposal 3)
Advisory approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be voted for or against approval of our executive compensation and will not be counted in the number of votes cast on the proposal.

Invacare's Board of Directors recommends that shareholders vote “FOR” the approval of the compensation of the named executive officers, as disclosed in this Proxy Statement.

Executive Compensation
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis ("CD&A") describes our compensation philosophy and programs and compensation decisions made under those programs for fiscal year 2021 for our named executive officers, who are listed below.

Name	Title
Matthew E. Monaghan	Chairman, President and Chief Executive Officer
Kathleen P. Leneghan	Senior Vice President and Chief Financial Officer
Anthony C. LaPlaca	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary
Joost Beltman	Senior Vice President and General Manager, North America
Angela Goodwin	Senior Vice President and Chief Information Technology Officer
Ralf A. Ledda	Former Senior Vice President and General Manager, EMEA
Principles of Our Compensation Program

Pay for Performance	A key principle of our compensation philosophy is pay for performance. We reward our executives for meeting or exceeding financial and operating performance objectives and for leadership excellence, with increased at-risk compensation at higher, more influential levels.
Alignment with Shareholders' Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes for the Company with the long-term objective of creating sustainable and profitable growth.
Attraction of Top Talent	Compensation, in combination with a meaningful mission, flexible workplace and professional environment, enables us to attract key talent to build our core businesses, leverage existing technology and expand as a healthcare technology company in meaningful ways.
Retention of Talent	We structure our compensation program to appropriately motivate our important talented employees to remain with the Company and continue making significant long-term contributions.
Key Indicators of Performance
The Company has undertaken a multi-year strategy of business optimization improvements, which have included significant investments in areas such as quality, gross margin expansion, new product innovation and business restructuring. These investments have been made for the purpose of positioning the Company for long-term profitability and generating value for the Company's shareholders.

To appropriately align executives with shareholders' interests, 2021 executive compensation was driven, in part, by key financial indicators of progress in executing the Company's business strategy and, in part, by customary financial metrics that are more related to total shareholder return (TSR).
Summary of 2021 Company Performance

In 2021, the Company continued to navigate a fast-evolving and complex business environment. Global supply chain disruptions drove higher input costs, parts shortages and longer supplier lead times which hampered the Company's profitability and cash flow. The Company took various actions to mitigate these issues, and continued to experience strong new order intake and growing customer interest in its products. The Company made progress in its plan to improve long-term financial performance and strengthen its overall business profile by implementing strategic actions such as:

Executive Compensation
•Implementing a new enterprise resource planning (ERP) system, including e-commerce capabilities, in North America for most non-configured products;

•Launching innovative new products;

•Adjusting pricing in response to higher material, freight and labor costs; and

•Increasing balance sheet flexibility with the issuance of new convertible notes and retiring nearly all of its outstanding convertible notes due in 2022.

While the Company experienced sequential improvement in key financial metrics over the course of the year and continued to execute on key business improvement initiatives, its annual financial performance was below expectations in certain key areas. As a result, significant elements of executive incentive compensation for 2021 were unearned, as further discussed below.
How 2021 Executive Compensation was Tied to Performance
The Company's performance was a key factor in the 2021 named executive officer compensation program:
Link to Company Performance
•For 2021, 64% of our Chief Executive Officer's target compensation was performance-based and 50% of the average of the other named executive officers' target compensation was performance-based.
Utilize Long- and Short-term Awards
•Each named executive officer's performance-based compensation comprises an annual cash bonus opportunity and a long-term equity incentive award consisting of performance shares and restricted stock. For the annual cash bonus, the target award is established at the beginning of the fiscal year and the actual award is determined based on performance against pre-established goals. Performance shares provide the opportunity for vesting at the end of the three-year performance period if pre-established financial goals are met. Time-based restricted stock enhances the Company's ability to retain executives and provides value based on the Company's stock price performance. In determining the mix of performance shares and time-based restricted stock, substantially greater emphasis is placed on performance shares to further motivate executives to pursue goals associated with the Company's financial performance. The Company believes that its mix places greater emphasis on performance-based equity compared to many of the Company's peers.
Focus on Corporate Performance Metrics
•Cash Bonus: For 2021, Adjusted Operating Income, Free Cash Flow and Sales Growth were the key metrics for our annual cash bonus awards. These metrics are described below under the heading "Corporate Goals and Results for 2021." Actual performance for Adjusted Operating Income, Free Cash Flow and Sales Growth all were below the established thresholds for payment, which resulted in no cash bonus payouts to the named executive officers as further described below under the heading "Actual Annual Cash Incentive Awards for 2021." For the 2021 annual cash bonus program:
◦the Adjusted Operating Income and Free Cash Flow targets represented an increase of 333% and 900%, respectively, over the 2020 targets;
◦the Adjusted Operating Income and Free Cash Flow targets represented an increase of 225% and an increase of 5,000%, respectively, over the 2020 actual results;

Executive Compensation
◦performance goals for the year were established by the Compensation Committee early in 2021 and were not subsequently modified or adjusted despite various challenges to the Company's business, many of which stemmed from the persistent effects of the COVID-19 pandemic and other factors outside of management's control; and
◦excluded extraordinary items in measuring Company performance, such as the benefit of CARES Act loan forgiveness.
•Long-Term Incentive Plan Awards: Vesting of the performance based LTIP awards granted in 2021 is based on two mechanisms. First, the program allows for a maximum level of 150% of target if an initial financial performance threshold is achieved or exceeded at the end of the first two years of the performance period (2021-2023) applicable to the awards. Second, a key financial measurement area that the Compensation Committee deems an important indicator of the progress of the Company’s transformation to profitability will be used to determine if all, some or none of the maximum awards will actually be earned. Average Gross Margin was established as the initial financial performance metric and Adjusted EBITDA was established as the key end-of-period financial performance metric, for the Company's performance-based long-term awards in 2021. The 2021 Gross Margin was above the average target level established for the performance period but must be sustained for 2022 in order for awards to remain qualified for payout.
•The performance shares previously awarded in 2019 completed their three-year performance period on December 31, 2021. Similar to the 2021 awards described above, performance shares earned pursuant to the 2019 awards were based on an Average Gross Margin target during the performance period that qualified the performance shares at 150% of target, each subject to reduction by the Compensation Committee based on its evaluation of the Company’s actual performance. As described below under the heading “Results of Performance Shares Granted in 2019,” the Company’s Average Gross Margin performance exceeded the threshold for qualifying, however, after the Compensation Committee evaluated the Company’s progress in the key financial performance metric of Adjusted EBITDA, the Committee determined that no performance shares were earned by the named executive officers and confirmed the payout amount at 0% of target.
Compensation and Performance Alignment
While the Compensation Committee seeks to align the pay of the Company’s executives with the Company’s performance and the interests of its shareholders, the Compensation Committee believes that this alignment is especially important in the case of the Chief Executive Officer. Because performance-based compensation comprised 64% of the Chief Executive Officer's total target compensation for 2021, the Company’s pay for performance and alignment with shareholders' interests is demonstrated by comparing the Chief Executive Officer's realized or currently realizable pay to his target compensation opportunity.

The actual pay realized or currently realizable by the Chief Executive Officer has averaged to approximately 50% of his target compensation opportunity for the past three years. This results, in part, from no cash bonus being earned for 2021, no performance shares being earned under the LTIP awards for the 2019-2021 period and the relative decline in the Company's stock price over the period.

Executive Compensation

CEO REALIZED/REALIZABLE PAY vs TARGET OPPORTUNITY
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
8,297
4,912
2,652
7,629
7,004
4,191
5,954
5,688
2,141
Reported
Target
Realizable(1)
2019
Reported
Target
Realizable(1)
2020
Reported
Target
Realizable(1)
2021
Base Salary
Annual Bonus
PSU Award
RSU Award

(1) Assumes target performance for in-flight PSU cycles (2020-22 & 2021-23) & 2021 year-end stock price ($2.72) for unvested awards

Target opportunity reflects base salary, target bonus and the grant date value of the Chief Executive Officer’s equity awards, which for 2020 included a one-time equity award associated with the renewal of his employment agreement (the Company did not make any one-time awards to any named executive officer in 2021). Realized or realizable pay reflects the Chief Executive Officer's base salary, actual cash bonuses paid, the vesting date value of any equity awards earned and unrealized value of unvested equity awards based on a $2.72 stock price, which was the Company's December 31, 2021 closing stock price. The realizable value of the Chief Executive Officer’s unvested and outstanding performance shares assumes the achievement of target goals.

The Compensation Committee also examined the alignment of the Chief Executive Officer's pay with performance relative to the peer companies used in determining his target pay opportunities. This analysis focused on the Chief Executive Officer's realizable pay ranking relative to peers in comparison to the Company's TSR ranking versus the group for the five-year period from 2016 to 2020 (the latest year for which data are available for peers). As a result, the analysis assesses one of the principle aims of the Company's compensation program - appropriately rewarding executives for the creation of value for shareholders. As shown in the following chart, the Company's compensation program has produced realizable pay levels relative to peers that are directionally and reasonably aligned with the Company's TSR results relative to those companies. For the 2016-2020 period, the Company's TSR and realizable pay levels for its Chief Executive Officer were both well below the median levels of its peers.

Executive Compensation

CEO PAY-PERFORMANCE ALIGNMENT
Realizable Pay vs. Total Shareholders Return
100%
75%
50%
25%
0%
IVC
0%
25%
50%
75%
100%
Invacare TSR Performance %ile Ranking vs. Peers
Invacare Pay %ile Ranking vs. Peers

Shareholder Engagement and Feedback
The Company values its productive dialogue with shareholders and believes that regular communication with shareholders is a critical part of enabling long-term success. The Company engages with its shareholders and the broader corporate governance community through a continuous engagement program, which is management led and overseen by and includes members of the Compensation Committee. In the shareholder engagement meetings, the Company provides updates on, and seeks feedback concerning, several topics including executive compensation, the composition and experience of the Board of Directors, corporate governance matters, and the Company’s Environmental, Social & Governance (“ESG”) and Diversity, Equity & Inclusion (“DEI”) initiatives. The Committee considers shareholder feedback and the results of the annual advisory vote on executive compensation (“Say on Pay”) in determining the structure of the executive pay program and whether changes should be considered.
The Company continued its annual investor outreach program in 2021 and contacted institutional shareholders which held over 77% of the Company's outstanding shares as of September 30, 2021 and the two leading proxy advisory firms to request meetings. Institutional investors holding approximately 34% of the Company’s outstanding shares held telephonic meetings with the Company or, in one case, provided written feedback to the Company concerning Say on Pay. In addition, the Company held meetings with two proxy advisory firms. The remaining investors that were contacted declined the Company's meeting requests. The independent Chair of the Compensation Committee, and in most cases second independent member of the Compensation Committee, participated in these meetings, along with members of management. The Chief Executive Officer did not participate in any of the meetings.

Executive Compensation
Outreach Related to 2021 Say on Pay Vote
In 2021, the Company's say on Pay proposal received support from approximately 35% of the votes cast, a significant decrease from the 92% of votes "For" in the prior year. The Compensation Committee and the Company were disappointed by this outcome. As a result, the Company's 2021 shareholder engagement focused heavily on executive compensation as the Compensation Committee sought to obtain feedback and to better understand shareholder concerns. The feedback received made it clear that those shareholders who voted against Say on Pay in 2021 did so in response to the Company's specific pandemic-related compensation decisions made in 2020.
During 2020, in light of the unexpected and extraordinary impacts of the COVID-19 pandemic, the Compensation Committee determined to modify the performance goals for the annual cash bonus plan and certain outstanding performance share awards to provide motivational value to executives at a critical time for the Company and to motivate them to deliver year-over-year improvement in 2020 financial results despite the pandemic. The Compensation Committee had not previously made any such modifications to in-progress performance-based compensation, but determined to do so in 2020 in light of the extraordinary circumstances. The modified incentive plan goals later resulted in above-target payouts under those awards based on 2020 year-end results.

During the Company’s outreach, it received generally favorable feedback from shareholders regarding the executive compensation program governance and structure, which have been in place for several years, and the Company’s disclosures. Many shareholders expressed concerns with certain compensation actions taken in response to the pandemic. Shareholders that voted against Say on Pay consistently expressed concern with the modification to in-progress long-term incentive plan targets. Several shareholders indicated their understanding of the rationale for the adjustments to short-term incentive plan objectives, and while some would have been supportive of this modification by itself, there was concern with the resulting above-target payouts. Some commented on apparent misalignment of pay and performance attributable to the incentive plan modifications or the magnitude of pay in light of share price performance. As the Company learned through its investor outreach, the modification of goals for outstanding LTIP performance share awards was the primary reason many of the shareholders did not vote to support last year’s Say on Pay proposal.

Following the shareholder engagement process, the Company also engaged with two major proxy advisory firms to share the investor feedback and to update them on the Company’s responsiveness. The comments and feedback from the shareholder engagement and proxy advisory meetings were shared with the full Board of Directors and provided the Compensation Committee with valuable insights into the compensation program and the potential improvements to the program, as described below.

Executive Compensation
The following table summarizes comments and concerns the Company received from shareholders regarding its 2020 compensation and the Company’s response reflected in its 2021 compensation program:

Feedback from 2020 Program	Response in 2021 Program
Annual bonus goals modified mid-year	No mid-year modification of bonus goals
Performance share award goals modified mid-cycle	No mid-cycle modification of LTIP awards
Modified bonus and LTIP awards resulted in above-target payout	Bonus and LTIP awards not modified and performance resulted in no payout
CEO received one-time equity award with contract renewal	No special one-time equity awards made to any named executive officers
Annual bonus and LTIP payouts above-target were not aligned with performance	Performance goals with challenging targets established but not achieved; no payouts
Target payout opportunities maintained at same levels despite decline in stock price	Compensation Committee reduced grant values for 2022 in light of decline in stock price
Long tenure of Compensation Committee chair and members	New Compensation Committee chair and new member appointed with strong human resources background

The Board and the Compensation Committee take very seriously the voting results and the feedback received from the Company’s shareholders. The Company believes that the results of last year’s Say on Pay vote were unusual because of the unique circumstances of 2020, as reflected by the fact that the Company has received an average approval over the prior three years of more than 92% of the votes cast for its executive compensation program. However, the Compensation Committee and management have carefully considered the shareholder feedback from last year’s Say on Pay vote. The Compensation Committee believes that the circumstances surrounding the pandemic in 2020 were unique and one time in nature and that going forward there should be no in-progress modifications to the performance-based incentive compensation targets. Despite the occurrence of unanticipated, persistent negative circumstances in 2021, the Committee confirmed its intention not to adjust incentive plan targets.
Compensation Program Highlights
☑ What We Do
•Pay for Performance: Approximately 50-65% of each named executive officer’s target annual compensation is tied to corporate performance.
•Annual Say-on-Pay Vote: We conduct an annual Say-on-Pay advisory vote by our shareholders.
•Clawback Policy: We have a policy that allows our Board to require repayment to the Company of any incentive compensation paid to our executive officers if and to the extent that the financial results on which the compensation was based are restated due to the fraud or intentional misconduct of the executive officer.
•Short-Term and Long-Term Incentives: Our annual and long-term plans provide a balance of cash- and equity-based incentives that generally reflect market median practices of our peers and other companies of our size. We use different performance metrics for our annual and long-term plan awards tied to business objectives over the respective periods. Historically, payouts under our awards have reflected our performance compared to those objectives and our relative shareholder returns.
•Independent Compensation Consultant: The Compensation Committee engages a compensation consultant, who is independent of the Company and management.
•Stock Ownership Guidelines: To further align to the interests of shareholders, we have significant stock ownership guidelines, which require our Chief Executive Officer to hold five times and our other named executive officers to hold two times their respective annual base salaries in Company shares.

Executive Compensation
•Limited Perquisites and Related Tax Gross-Ups: We provide limited perquisites and no related tax gross-ups.
•Double-Trigger Change of Control Arrangements: Our change of control and equity award agreements generally require a qualifying termination of employment in addition to a change of control before change of control benefits or accelerated equity vesting are triggered.
•Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging, we structure our compensation program in an effort to minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics that are different for our annual and long-term incentive plans and multi-year performance periods and capping our annual incentive bonus plan and performance share awards.
☒ What We Don't Do
•Gross-ups for Excise Taxes: Our change of control agreements with our CEO and our other named executive officers appointed after 2008 do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.
•Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.
•Hedging and Pledging: Our insider trading policy prohibits all key personnel and Directors from hedging or pledging their economic interest in the Company common shares they hold.
•Dividend Equivalents: Our equity compensation plan provides that holders of equity awards will be entitled to receive cash dividends on shares only after they vest, and on stock options and SARs only after they are exercised.
•Accelerated Vesting: Our equity compensation plan provides that no amendment to an award under the plan may accelerate the vesting or payment of the award except in the case of death or disability.
Setting Executive Compensation
Compensation Committee Administration
The Compensation Committee is comprised of independent Directors and is responsible for approving and administrating the Company’s executive compensation plans.
Setting Goals
Each year, the Compensation Committee reviews the compensation program and pay practices. This review includes determining whether the Company’s compensation levels are competitive with its peer group and other similarly situated companies and whether any changes should be made to remain competitive and effective.
The Compensation Committee determines the principal components of compensation for the named executive officers each year and sets the performance goals for each performance-based compensation component. The Compensation Committee meets regularly throughout the year and reviews the Company’s performance to date against the performance goals.
As discussed under “Risk Assessment,” when establishing the annual compensation program for named executive officers, the Compensation Committee takes into consideration the potential risks associated with the program and structures it to provide appropriate incentives without encouraging excessive risk taking.

Executive Compensation
Making Determinations
The Compensation Committee’s decisions to award compensation are based on its assessment of each executive’s performance during the year against a variety of factors which may include corporate and personal goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements and long-term potential to enhance shareholder value. Among the factors which may be considered are financial and non-financial measures such as revenue, profit, cash flow, product innovations, individual achievements, and improvements that create value. To set executive target compensation, the Company does not necessarily adhere to rigid formulae or react immediately to short-term changes in business performance.
In making its decisions, the Compensation Committee reviews input from the independent compensation consultant and from management, who provides the Compensation Committee with analysis and recommendations regarding base salary adjustments, payout levels under annual incentive plans and equity awards. The Chief Executive Officer does not provide recommendations regarding his own compensation, and the compensation decisions concerning the Chief Executive Officer are deliberated by the Committee in the absence of the Chief Executive Officer.
Role of Independent Consultant
In 2021, the Compensation Committee continued its engagement of Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to advise it on executive and non-employee director compensation matters. The Compensation Committee has the sole discretion to retain and replace, as necessary, compensation consultants to provide it with independent advice
Pay Governance’s primary role is to analyze the competitiveness of, and provide recommendations on, the structure and amounts of each major element of compensation for the Company’s executives. During 2021, representatives of Pay Governance participated in six of the Compensation Committee’s meetings. In 2021, Pay Governance provided no services to the Company other than to advise the Compensation Committee on executive and non-employee Director compensation matters. In addition, in early 2021, the Compensation Committee conducted an evaluation of the independence of Pay Governance and, based on this review, did not identify any conflict of interest raised by the work performed by Pay Governance. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Exchange Act Rule 10C-1 and the NYSE’s listing standards.
Compensation Philosophy and Objectives
Philosophy
The Company’s executive compensation is intended to:
•reward its executives for leading improvements that contribute to shareholder value with sustained financial and operating performance and leadership excellence;
•align the executives’ interests with those of the Company’s shareholders;
•enable the Company to attract needed talent in key positions; and
•encourage executives to remain with the Company and continue making significant long-term contributions.
Market Compensation - Survey Data and Peer Group
To gauge the competitiveness of the Company’s executive compensation levels and to help ensure that the Company is positioned to attract and retain qualified executives in the face of competitive pressures, the Compensation Committee engages Pay Governance annually to identify the compensation paid to executives of other companies which are determined to be comparable to the Company based on various factors. This information is referred to in this CD&A as “market compensation.” The market

Executive Compensation
compensation is derived from a combination of survey data and comparative information from a peer group of companies, as described below.
Survey Data
Pay Governance annually reviews survey data from nationally recognized compensation and human resources consulting firms and identifies the compensation levels with respect to annual base salaries, cash bonus awards and long-term incentive awards for each executive position paid by companies in the survey. The Compensation Committee bases its compensation decisions, in part, on survey data. Survey data is comprised of similar companies in terms of revenue, industry, multinational operations and number of employees and is adjusted to reflect the size of the Company or the relevant business unit.
Peer Group
In addition to survey data, Pay Governance also annually prepares comparative information regarding annual base salaries, cash bonus awards and long-term incentive awards for the named executive officers of a peer group of companies, which in 2021 comprised data from 22 companies. All of the peer group companies are in the health care equipment and supply industry, the life sciences industry, or have businesses in similar or related industries. The Compensation Committee considers these industries to be its primary market for executive talent, particularly for executives in key operations positions. Peers are selected based primarily on revenue. The Compensation Committee also looks at market capitalization, total assets, invested capital and number of employees. Companies in the 2021 peer group generally have annual revenue ranging from $400 million to $2.0 billion, market capitalization ranging from $500 million to $37.0 billion, total assets ranging from $600 million to $3.5 billion, invested capital ranging from $500 million to $3.0 billion, and a number of employees ranging from 1,000 to 8,000. The Company’s revenue and number of employees generally approximated the median of the companies in the group. While the market capitalizations and total assets of most of the companies in the group exceed those of the Company, the scope and complexity of the Company’s operations is similar to those of the companies in the group and requires key executives with similar levels of talent, experience and sophistication.
For 2021, the Company’s peer group consisted of the following 22 companies:

Avanos Medical, Inc.	Integer Holdings Corporation	NuVasive, Inc.
Bruker Corporation	Integra LifeSciences Hldg Corp.	OSI Systems, Inc.
Cantel Medical Corp.	Masimo Corporation	Standex International Corporation*
Chart Industries, Inc.	Merit Medical Systems, Inc.	Tandem Diabetes Care, Inc.*
CONMED Corporation	MSA Safety Incorporated	Varex Imaging Corporation
DexCom, Inc.	Natus Medical, Inc.	West Pharmaceutical Services, Inc.
Haemonetics Corporation	NN, Inc.*
Insulet Corporation*	Novanta Inc.*
* Denotes new addition to the peer group for 2021 compensation.
The companies in this group are reviewed from time to time and may be changed to account for differences between the Company and specific peers. For 2021 compensation, the peer group was changed to remove Bio-Rad Laboratories, Inc. and Hill-Rom Holdings, Inc. and add six new companies. The changes were made primarily to position the median revenue of the peer group closer to the Company's recent results.
Competitive Positioning
The Compensation Committee used compensation data from pay surveys and from its comparative group, which is referred to as “market compensation” in this section, as well as input from Pay Governance and from the Chief Executive Officer and the Company's human resources personnel, to assist it in determining whether the Company’s compensation is competitive and reasonable. The

Proxy Summary
Compensation Committee considers market compensation practices and incorporates flexibility in the Company’s compensation programs and in the assessment process, so adjustments can be made in an evolving business environment, including market conditions, which may be beyond management’s control. Philosophically, the Compensation Committee strives to maintain compensation, both overall and by individual element, within a reasonable range around the market median.
Components of Executive Compensation
The major components of the Company’s 2021 executive compensation program, the primary purpose of each component and the form of compensation of each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities; recognizes individual skills, competencies, experience and tenure with the Company.	Fixed, short-term cash compensation.
Annual Bonus	Incentivizes and rewards performance over the year based on achieving annual Company performance goals set by the Board.	Variable or performance-based, short-term cash compensation.
Performance Share Awards	Encourages improvement in the long-term performance of the Company, both in financial performance relative to internal long-term strategic goals and in share price appreciation, thereby aligning interests of executives with the interests of shareholders.	Variable or performance-based, long-term equity compensation, which vests at the end of a three-year period based upon the achievement of financial performance goals.
Time-Based Restricted Stock	Strengthens the retention value of the compensation program and further aligns interests of executives with the interests of shareholders through share price appreciation and dividends on vested shares.	Fixed, long-term equity compensation, which vests ratably over a three-year period.
Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health; provides management continuity in the event of an actual or threatened change of control.	Employee benefit plans, programs and arrangements generally available to all employees; executive retirement and savings programs; limited perquisites; severance and change of control benefits.
The named executive officers are compensated principally by using a combination of fixed and performance-based compensation and annual and multi-year compensation, which are delivered in cash and equity-based awards. The Compensation Committee does not have a specific policy on the desired mix between fixed and variable, short and long-term, and cash and equity compensation.
For each of the major components of the Company’s executive compensation program, the following table summarizes the Company’s target level of compensation relative to market compensation and the Company’s actual level of compensation relative to market compensation for 2021.

Executive Compensation

Component	Target Level	Actual Level for 2021
Base Salary	50th percentile of market.	Named executive officers at approximately 50th percentile.
Annual Bonus	50th percentile of market, based on achieving target performance goals.	No actual bonuses earned due to performance below minimum thresholds.
Total Cash Compensation (Base Salary + Annual Bonus)	50th percentile of market if target goals achieved.	Actual cash compensation paid to named executive officers was well below the 50th percentile as a result of no cash bonus being earned for 2021.
Long-Term Equity Incentive Awards (Performance Share Awards + Time-Based Restricted Stock)	50th percentile of market if target goals achieved.	Realizable pay in 2021 from outstanding awards was well below target due to no payout being earned under the 2019-2021 Performance Share awards and the relative decline in the Company's stock price over the period.

2021 Base Salary and Incentive Compensation
The executive compensation program ties a substantial portion of the named executive officers’ overall target annual compensation to corporate performance goals. The Compensation Committee uses multiple measures to provide an appropriate mix of annual and long-term incentives that balance short-term and long-term objectives, based on the Company’s compensation philosophy and market compensation. The mix is not subject to any pre-determined formula and is influenced by market median target pay opportunities.

CEO Compensation Mix	Other NEO Compensation Mix
Salary 16.8%	Salary 38.6%
Restricted Shares 19.5%	Restricted Shares 11.1%
Target Annual Bonus 18.1%	Target Annual Bonus 24.3%
Target Performance Shares 45.6%	Target Performance Shares 26.0%
= 63.7% at risk	= 50.3% at risk

Fiscal Year 2021 Compensation
Base Salary
Each year, the Compensation Committee sets salaries that reflect the executives' skills, competencies, experience and performance. As a result, changes in salary focus primarily on an assessment of the executive’s performance in relation to the executive’s responsibilities. In addition, the Compensation Committee reviews market data, which provides a comparison of the executives' salary relative to the salary of executives in the Company's peer group. The Compensation Committee also considers executive performance related to specific responsibilities and other factors such as the individuals’ potential for future contributions, specific talents, unique skills, depth of industry knowledge and experience. The financial impact of changes in compensation are also considered.
Based on these considerations, the Compensation Committee determined that it was appropriate to approve the following increases in salaries for the named executive officers in order to maintain individual

Executive Compensation
levels at approximately the 50th percentile of market, and in the case of Ms. Leneghan and Mr. Beltman raise their salaries to levels commensurate with their responsibilities: Mr. Monaghan, 3.0%; Ms. Leneghan, 8.0%; Mr. LaPlaca, 1.0%; Mr. Beltman, 39.7%; Ms. Goodwin 3.0%; and Mr. Ledda 0.0%. The 2021 base salaries actually paid to the named executive officers are set forth in the Summary Compensation Table.
Annual Cash Incentive
Incentive Bonus Plan Target Percentage. During 2021, each named executive officer had an opportunity to earn an annual cash bonus under the Company’s Executive Incentive Bonus Plan. Each named executive officer’s potential award was expressed as a percentage of his or her base salary. After the end of the fiscal year, the Compensation Committee determined the amount of each named executive officer’s actual annual cash bonus based upon the achievement of a combination of predetermined corporate goals.
Corporate Goals. The annual bonus plan is intended to provide an incentive to the named executive officers for achieving challenging annual performance goals that are indicative of overall Company performance. A primary objective of the plan is to provide significant reward opportunities for the achievement of targets that require substantial effort to achieve. For 2021, the Compensation Committee established performance targets under the bonus plan based on Free Cash Flow, Adjusted Operating Income and Sales Growth. Adjusted Operating Income and Sales Growth are both general metrics of operating performance, while Free Cash Flow is a metric used by the Company as an important indicator of the overall financial performance of the Company and its ability to finance various capital decisions and fund continuing operations. The Committee believed these factors appropriately balanced incentives to improve operating performance, manage cash flow and grow sales during the on-going renovation of the business.
For each of the named executive officers, 75% of the target bonus was based on Free Cash Flow and Adjusted Operating Income performance. If the minimum thresholds for both Free Cash Flow and Adjusted Operating Income are exceeded, the amount of the bonus paid is determined by the relative levels of actual Free Cash Flow and Adjusted Operating Income achievement by the Company as compared to the goals, up to a maximum value. These relative levels are measured against the goals by using a "matrix" prepared at the time the performance goals were established by the Compensation Committee.
The remaining 25% of the target bonus was based on Sales Growth performance, paired with a minimum Free Cash Flow requirement. If the minimum thresholds for both Free Cash Flow and Sales Growth are exceeded, the amount of the bonus paid is determined by the relative levels of actual Sales Growth achievement by the Company as compared to the goals, up to a maximum value.
For Messrs. Beltman and Ledda, the Adjusted Operating Income goal was based partially (75%) on a goal for their respective regional segments (North America and Europe) and partially (25%) on the consolidated corporate goal. Their Sales Growth goal was based on Sales Growth in their respective regions, with minimum consolidated and regional Free Cash Flow requirements. For the Chief Executive Officer and the named executive officers other than Messrs. Beltman and. Ledda, annual cash bonuses were dependent entirely on consolidated corporate goals.

Executive Compensation
Corporate Goals and Results for 2021
For the 75% of the target bonus based on Free Cash Flow and Adjusted Operating Income performance, the Compensation Committee approved the corporate performance metrics, structure, targets and payouts included in the matrix presented below (in millions except for payout percentages).
The specific consolidated corporate performance goals for each of threshold, target and maximum of levels of achievement, as well as the actual level of performance achieved for 2021 are displayed in the following table (in millions, except percentages).

Metric ($ in millions)	Threshold	Target	Maximum	Actual Performance
75% of Target Bonus Goals
Free Cash Flow (1)	$0.0	$5.0	$10.0	$(32.0)
Adjusted Operating Income (2)	$9.0	$20.0	$30.0	$6.9

25% of Target Bonus Goals
Free Cash Flow (1) (Prerequisite)	$0.0	$0.0	$0.0	$(32.0)
Sales Growth (3)	3.0%	6.5%	10.0%	2.6%

Payout as a % of Target	0%	100%	150%	0%
(1) Free Cash Flow was defined as net cash provided (used) by operating activities, less purchases of property and equipment plus proceeds, including advances from sales of property and equipment.
(2) Adjusted Operating Income was defined as operating income (loss) excluding the impact of restructuring charges and intangible asset write-downs.
(3) Sales Growth was defined as the percentage increase in the Company's reported net sales as compared to the prior year's reported net sales.
Actual Annual Cash Incentive Awards for 2021
The eligibility for actual payouts under the annual cash bonus plan were computed based on the Company’s actual corporate performance relative to the goals established under the plan for 2021, as outlined above. Because none of the requisite thresholds were met, no bonuses were paid to named executive officers for 2021. The non-payment of bonuses is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table included in this Proxy Statement, and in the following table.

Executive Compensation

	2021 Target Award (% of Base Salary)	2021 Actual Payout (% of Target)	2021 Actual Payout Amount
Mr. Monaghan	107.9%	0%	$0
Ms. Leneghan	75%	0%	$0
Mr. LaPlaca	75%	0%	$0
Mr. Beltman*	50%	0%	$0
Ms. Goodwin	50%	0%	$0
Mr. Ledda**	50%	0%	$0
* 75% North America results and 25% consolidated results.
** 75% Europe results and 25% consolidated results. Mr. Ledda's service as an executive officer ended effective, December 1, 2021.

Annual Cash Incentive Awards for Last Eight Years

The actual payouts to the Chief Executive Officer under the Company’s annual cash bonus plan over the last eight fiscal years have been directionally aligned with the Company’s performance as measured by total shareholder return, or TSR, over the same period. In years when actual payouts approximated target levels, the Company’s TSR for that year approximated that of the median of the S&P 1500. Similarly, in years when the Company’s TSR was below that of the S&P 1500 median, actual payouts were below target.

ANNUAL BONUS PAYOUT: IVC CEO RESULTS
IVC Annual TSR Above/Below Median S&P 1500 TSR
100%
75%
50%
25%
0%
-25%
-50%
-75%
-100%
0%
50%
100%
150%
200%
Actual Bonus Earned Based on Performance % Target
2019
2017
2015
2020
2014
2016
2018
2021
High Payout (% of Target) & High TSR (vs S&P 1500)
Low Payout (% of Target) & Low TSR (vs S&P 1500)
IVC Max 150%
Peer Max 200%

Executive Compensation
Long-Term Incentive Plan
The Company’s long-term equity compensation program for named executive officers, referred to as the "LTIP," includes performance share awards, referred to as “performance shares,” and time-based restricted stock awards, referred to as “restricted stock.” The program is intended to promote the Company’s long-term success and increase shareholder value by further aligning the named executive officers’ total compensation with the interests of shareholders. Each share of restricted stock is one restricted common share of the Company, and each vested performance share represents the right to receive one common share of the Company.
The Compensation Committee approved a long-term equity compensation program with regular annual awards for 2021 having values weighted 70% in performance shares and 30% in restricted stock for each of the named executive officers. This mix of equity awards was intended to enhance the performance-based incentives to increase shareholder value in the program by emphasizing awards tied to achieving long-term financial objectives that will support future value creation while managing shareholder dilution and compensation expense.
In making equity awards in 2021, the Compensation Committee reviewed information provided by Pay Governance regarding the median market value of long-term compensation awards, as well as median market value of total direct compensation. Equity award guidelines for the regular annual awards to named executive officers were generally developed around target grant values at 100% of the market median according to each executive’s salary and target cash compensation level, organizational level, reporting relationships and job responsibilities, to link executive compensation and the achievement of various long-term Company goals.
The Compensation Committee considered each named executive officer’s performance and the Company’s overall performance when determining the actual grant value of the 2021 awards of performance shares and restricted stock of each named executive officer. The equity awards approximated the targeted range for each named executive officer. The Awards granted in 2021 to each of the named executive officers are set forth in the Grants of Plan-Based Awards for Fiscal Year 2021 Table.
The following outlines the Company’s LTIP structure and the key elements of each type of award for the named executive officers:

Long-Term Incentive Plan ("LTIP") Mix
	Performance Shares	Restricted Stock
	Vest at end of 3-year period based on achievement key financial goals	3-year time-based vesting period; One-third of shares vest each year
LTIP Mix	70%	30%
Performance Shares Granted in 2021
The goals for performance shares granted in 2021 for the three-year performance period ending December 31, 2023, initially are based on a minimum average annual Gross Margin percentage ("Average Gross Margin Percentage") over the first two years of the performance period. Meeting or exceeding the initial performance goal will qualify the performance share awards to potentially vest at 150% of the target number of shares specified in the applicable award agreement. This 150% maximum is less than the 200% maximum used by others in the Company's peer group and allows the Company to better manage the use of equity plan shares. At the end of the performance period, the Compensation Committee will then compare the Company's actual level of Adjusted EBITDA for the last year of the period to the specific performance goals to be established by the Compensation Committee for that period, to determine the portion, if any, of the performance shares initially awarded in 2021 that will actually be earned. Both of these financial measures are important indicators of the Company’s progress in executing its long-term strategy, and are different from, and thus balance the performance metrics used for the annual cash incentive.

Executive Compensation
Because the 2021 performance shares are based on the Average Gross Margin Percentage performance over the first two of the three-year performance period and because the Compensation Committee will evaluate the Company's progress at the end of the three-year period based on its level of Adjusted EBITDA at that time to determine actual amounts earned, the Company cannot predict the amount of performance shares that may vest, if any, at the end of the performance period. The Company's Gross Margin performance in 2021 was above the average target level established for the performance period, and such performance must be sustained for 2022 in order for awards to qualify for payout based on Adjusted EBITDA performance in the third year.
Results of Performance Shares Granted in 2019
The three-year performance period for the performance shares granted in 2019 was completed on December 31, 2021. The Compensation Committee established an initial qualifying performance goal for the 2019-2021 cycle based on a target for Average Gross Margin percentage over three years of 26.5%. Meeting or exceeding the initial performance goal would qualify the performance share awards at 150% of target. Actual vesting of all, some or none of the awards qualified by achievement of the Average Gross Margin goal was based on the Company’s level of Adjusted EBITDA for the third year of the period as compared to specific performance goals for each of the threshold, target and maximum levels of achievement established by the Compensation Committee.
The Average Gross Margin percentage for the 2019-2021 cycle was 28.2%, which exceeded target and initially qualified the 2019 performance shares for vesting at 150% of target. The Compensation Committee then evaluated the Company’s actual 2021 Adjusted EBITDA as compared to established goals and determined that there would be no vesting of performance shares because performance was below minimum thresholds for payout. The specific performance goals for each of threshold, target and maximum level of achievement, as well as the actual level of performance achieved for 2021, are displayed in the following table (in millions, except percentages).

Metric	Threshold	Below Target	Target	Above Target	Maximum	Actual Performance
Adjusted EBITDA (1)	$<32.0	$32.0	$45.0	$49.5	$54.0	$28.0
Payout as a % of Target	0%	50%	100%	125%	150%	0%
(1) "Adjusted EBITDA” for this purpose is net income (loss) plus income taxes, net interest expense, net gain (loss) on convertible debt derivatives, loss on impairment charges, depreciation and amortization, equity compensation and charges related to restructuring activities and net gain/loss on debt extinguishment, and impact from acquisitions and divestitures. It does not include the benefit of the CARES Act loan forgiveness recorded by the Company in the third quarter of 2021.
The actual payouts under the performance shares for Messrs. Monaghan, LaPlaca, Beltman and Ledda and Mses. Leneghan and Goodwin are set forth in the table below. For 2021, Adjusted EBITDA was below the minimum threshold for payout. Accordingly, no performance shares were earned under the 2019 awards, and the awards were forfeited by the recipients without vesting.

Executive Compensation

	2019 Performance Shares
	2021 Actual Payout (% of Target)	2021 Actual Payout Amount (Shares)

Mr. Monaghan	0%	0
Ms. Leneghan	0%	0
Mr. LaPlaca	0%	0
Mr. Beltman	0%	0
Ms. Goodwin	0%	0
Mr. Ledda	0%	0
Results of Performance Shares Granted in 2020
The three-year performance period for performance shares granted in 2020 will conclude on December 31, 2022. Like the performance shares granted to the named executive officers in prior years, the initial funding performance goal for the 2020-2022 cycle is based on a target for the Average Gross Margin percentage over the three-year performance period. Meeting or exceeding the initial performance goal would fund the performance share awards at 150% of target. However, at the end of the period, the Compensation Committee will compare the Company's actual level of Adjusted EBITDA to specific performance goals for each of the threshold, target and maximum levels of achievement established by the Compensation Committee, to determine the portion, if any, of the performance share awards granted in 2020 that will actually be earned.
Because the achievement of the requisite goals is based on the Company's performance as of the end of the period, the Company cannot predict the amount of performance shares that may vest, if any. The Company's Gross Margin performance in 2020 and 2021 was above the average target level but the Company must achieve at least the threshold Adjusted EBITDA performance for 2022 in order for any awards to vest.
Performance Share Award Vesting During Last Six Years
As with the actual payouts to the Chief Executive Officer under the Company’s annual cash bonus plan, the level of performance shares actually earned since the inception of the LTIP's performance share program has generally reflected the Company’s TSR performance over the same period. The level of performance shares earned by the Chief Executive Officer for three of the last six fiscal years relative to the Company’s average 3-year TSR performance as compared to that of the median of the S&P 1500 is illustrated in the following graph.

Executive Compensation

PERFORMANCE SHARE AWARD: IVC CEO RESULTS
IVC 3Year TSR Above/Below Median S&P 1500 TSR
80%
40%
0%
-40%
-80%
-120%
High Payout (% of Target) & High TSR (vs S&P 1500)
Low Payout (% of Target) & Low TSR (vs S&P 1500)
2015-17
2014-16
2019-21
2016-18
2017-19
2018-20
IVC Max 150%
Peer Max 200%
0%
50%
100%
150%
200%
Actual Award Earned Based on Performance % Target

Restricted Stock Granted in 2021
The restricted stock granted in 2021 was issued at no cost to the recipient and vests ratably over three years based on continued service by the recipient. To further enhance its retention value, the terms of the restricted stock allow the holder, subject to certain restrictions, to surrender a portion of the vested shares to the Company to cover any minimum tax withholding obligation. The grants of restricted stock provide that the holders of that restricted stock will be entitled to receive cash dividends declared and paid by the Company on the Company’s outstanding common shares only to the extent vested at the time of the dividend.
Retirement and Other Benefits
The Company maintains the plans described below to provide U.S.-based executives the opportunity to address long-term financial and retirement planning with a degree of certainty and to provide financial stability in the event the executives are impacted by unforeseeable factors beyond their control.
The Company maintains the Invacare Retirement Savings Plan, a qualified 401(k) defined contribution plan, for its eligible employees, to which the Company has the discretion to make matching and quarterly contributions on behalf of participants, including each of the U.S.-based named executive officers. The amounts of the contributions made by the Company to the Invacare Retirement Savings Plan on behalf of U.S.-based named executive officers are set forth in a footnote to the Summary Compensation Table and are consistent with the benefits provided to all other employees who participate in the plan, up to the regulatory limits imposed on the plan for highly compensated employees.

Executive Compensation
The Company provides its highly compensated U.S. employees, including named executive officers, the opportunity to participate in the Deferred Compensation Plus Plan (“DC Plus Plan”), a non-qualified contributory savings plan, which allows the executives to defer compensation above the amount permitted to be contributed to the Invacare Retirement Savings Plan. Thus, the DC Plus Plan provides the executives with the opportunity to save additional pre-tax funds for retirement up to the amount that the executive otherwise would have been able to save under the Invacare Retirement Savings Plan but for the regulatory limits imposed on that plan for highly compensated employees. As a result, highly compensated employees are eligible to save for retirement at the same rate (based on percentage of compensation) as other employees. In addition to individual deferrals, the Company has the discretion to provide matching contributions and additional quarterly contributions for participating executives which are similar in percentage to the Company's contributions to employees who participate in the Invacare Retirement Savings Plan. The amounts of the contributions made by the Company on behalf of each named executive officer to the DC Plus Plan are set forth in the Non-Qualified Deferred Compensation Table and a footnote to the Summary Compensation Table. The terms of the DC Plus Plan are further described following the Non-Qualified Deferred Compensation for Fiscal Year 2021 Table.
The Company also provides a Supplemental Executive Retirement Plan, or “SERP,” to one of the named executive officers who was in his role prior to 2011, to supplement other savings plans offered by the Company and to provide replacement compensation for the executive in retirement. The change in the present value of the accumulated benefit obligation to the named executive officer who participates in the SERP is set forth in the Summary Compensation Table. The present value of the aggregate accumulated benefit obligation to the named executive officer under the SERP is included in the Pension Benefits for Fiscal Year 2021 Table, and the terms of the SERP are further described following that table.
Effective July 1, 2011, the Compensation Committee, based on the recommendation of management, (1) reduced the discretionary quarterly contributions by the Company for all participants in the Invacare Retirement Savings Plan and DC Plus Plan from 4% to 1% of total cash compensation and (2) suspended the contributions by the Company for all participants in the SERP and reduced the interest accrual rate under the SERP from 6% to 0%. The reductions remain in effect indefinitely, until the Company or, in the case of the SERP, the Compensation Committee determines to restore them. The Compensation Committee closed the SERP to new participants in 2011, so the only named executive officer participating in the SERP was Mr. LaPlaca.
Perquisites and Other Personal Benefits
The Company provided named executive officers certain limited perquisites in 2021, which the Compensation Committee believes are reasonable, competitive and useful in attracting and retaining executives. They are not tied to individual or Company performance. The named executive officers do not receive any "gross-up" payments to cover the taxes associated with any perquisites. These include certain benefits provided to all eligible U.S.-based employees of the Company, such as medical, dental, life and disability insurance, and certain non-core benefits such as an annual physical exam and health screening. Perquisites are reported in the Summary Compensation Table.
Under Mr. Monaghan’s employment agreement, he is entitled to reimbursement of expenses (no greater than the cost of a refundable business class air ticket) related to his use of his personal airplane for Company business travel under certain circumstances. Mr. Monaghan did not use his personal aircraft in 2021 for Company business travel.
The Company maintains a death benefit only plan in which certain of the named executive officers participate, which is described in Other Potential Post-Employment Compensation.
Severance and Change of Control Benefits
Severance Benefits. The Company has entered into agreements with each of the named executive officers that provide for the payment of certain severance benefits upon a termination of employment other than a termination following a change of control of the Company. These agreements provide some level of income continuity should an executive’s employment be terminated without cause by the

Executive Compensation
Company, or, in the case of the Chief Executive Officer, by the executive for good reason. These agreements are further described under Other Potential Post-Employment Compensation.
Change of Control Benefits. Each named executive officer also has entered into an agreement with the Company that provides for certain benefits generally payable in the event of a termination following a change of control of the Company. The Company believes that these agreements help retain executives and provide for management continuity in the event of an actual or threatened change of control. They also help to ensure that the interests of executives remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause following a change of control. The "double-trigger" feature of the agreements provides for the payment and provision of certain benefits to the executive if there is a change of control of the Company and a termination of the executive’s employment with the surviving entity within two years (three years in the case of Mr. LaPlaca, which includes a one-year retention benefit upon a change of control) after the change of control. These agreements are further described under Other Potential Post-Employment Compensation.

Equity Grant Practices and Other Policies
Equity Grant Practices
The Compensation Committee’s practice is to make annual grant determinations in March or early April of each year, following the expected release of earnings for the prior fiscal year in late January or early February, without regard to whether the Company otherwise is in possession of material non-public information. Accordingly, the Company made its annual grant determinations for 2021 in April 2021.
Equity-based grants also are made occasionally, during the year, to new hires or to current employees in connection with a promotion or other special recognition. Any two of the Chief Executive Officer, the Chief Financial Officer and the Chief Administrative Officer may, subject to the approval and ratification of the Compensation Committee, grant equity-based awards to an employee, other than an executive officer, in connection with an offer of employment or promotion.
Equity Run Rate
In determining the total number of equity-based grants to be awarded each year, the Compensation Committee attempts to strike a reasonable balance between the benefits achieved by providing incentives to a wide range of key employees of the Company and the shareholder dilution that results from an equity incentive plan. While the Compensation Committee has not set a formal limit on the number of awards which may be granted in any year, over the past five years, the average annual “run rate” of equity awards granted by the Company was 3.4%. For these purposes, “run rate” is defined as the number of equity awards granted in a year compared to the total number of outstanding shares in that same year. As of December 31, 2021, the Company’s outstanding equity awards were 9.5% of total shares outstanding while shares available for future awards under the 2018 Equity Compensation Plan amounted to another 10.3% of total shares outstanding. The Compensation Committee believes that the percentage of equity awards outstanding is higher than desired but is principally attributable to the term of stock options when granted (10 years), and the exercise prices of a substantial portion of the outstanding stock options being above the Company’s stock price over the last several years, which has generally resulted in fewer stock options being exercised. As of December 31, 2021, there were 3,254,047 equity awards outstanding under the 2018 Equity Compensation Plan and its predecessor plans of which 1,081,804 or 33.2% were stock options with exercise prices higher than the closing price of the Company’s common shares on that date.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for its Directors, named executive officers and other executives to align the interests of Directors and key executives with those of the shareholders of

Executive Compensation
the Company. The guidelines also reinforce the primary reason for offering long-term compensation awards building stock ownership. Moreover, it holds those executives most responsible for creating shareholder value more accountable with that alignment than other employees.
Under the current guidelines of the stock ownership program, executives are expected to own shares equal in value to the following levels:
•Chief Executive Officer - five times base salary
•Chief Financial Officer - two times base salary
•Other Executive Officers - two times base salary
The number of shares required to be held by each executive is established by multiplying the applicable executive’s salary by the applicable multiplier and dividing by the Company’s average daily stock price for the previous year.
Under the stock ownership guidelines, each non-employee Director is expected to own shares equal in value to five (5) times the cash portion of the annual retainer fee paid to such Director. The number of shares required to be held by each non-employee Director is established by multiplying the cash portion of the annual retainer by five and dividing by the Company’s average daily stock price for the previous year.
“Stock ownership” is defined to include shares held directly or indirectly by the Director or executive, all unvested restricted stock held by the Director or executive and 30% of the shares underlying unexercised stock options held by the Director or executive where the option strike price is at least 20% below the market closing price at the evaluation date.
Directors and executive officers are expected to reach their respective ownership levels under the stock ownership guidelines over five (5) years from their date of hire or promotion, and to maintain at least that level of stock ownership continuously thereafter while employed. All of the Directors and named executive officers have either met the guidelines or are pursuing the goals to meet the guidelines within the expected time.
Holding Period. The share ownership guidelines provide that Directors and executive officers subject to the guidelines are required to hold their “net shares” from vested equity awards until they reach their applicable minimum ownership level, and once they reach the minimum level, they must hold their net shares from equity awards for at least one (1) year after such shares have vested, in the case of restricted stock awards, or have been acquired upon the exercise of stock options. “Net shares” means the difference between the actual shares awarded and any shares sold, surrendered or withheld to pay for taxes or to finance the cost of exercising a stock option.
Hedging and Pledging Prohibition
As part of its policy relating to the trading of Invacare securities by Company insiders, the Company prohibits all employees who may gain access to material nonpublic information regarding the Company and all directors of the Company, and their designees, from hedging the economic risk of their ownership, pledging their shares, or trading in any interest or position relating to the future price of the Company securities, such as a put, call or short sale. This includes a prohibition on purchasing any financial instrument (including any prepaid variable forward contract, equity swap, collar, and exchange fund), or otherwise engaging in any transaction, that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Company equity securities; provided that, the foregoing is not intended to prohibit broad-based diversification transactions such as mutual fund investments.
Policy Regarding Clawback of Incentive Compensation
If the Board of Directors or any appropriate Board committee has determined that fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board

Executive Compensation
or such committee may take actions it deems necessary, in its discretion, to remedy the misconduct and to prevent its recurrence. In determining what remedies to pursue, the Board or appropriate committee would consider all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Executive Incentive Bonus Plan provides that the Board may, to the extent permitted by applicable law, in appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008, if and to the extent that, (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the participant, had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the participant, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it deems appropriate in view of all the facts surrounding the particular case.
The Board of Directors, at the recommendation of the Compensation Committee, adopted a policy providing the Board of Directors the discretion to recover any equity compensation awarded to a participant on or after January 1, 2008 if the Board of Directors, or any appropriate committee, has determined that any fraud or intentional misconduct by the participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s).
Tax Implications - Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company’s chief executive officer and any of its four other highest paid executive officers is not deductible by the company. Prior to 2017, this deductibility limit was subject to an exception for “performance-based compensation” that met certain procedural requirements. As part of the 2017 Tax Cuts & Jobs Act (the “Tax Act”), the ability to rely on the performance-based compensation exception was eliminated. As a result of the Tax Act, the Company is no longer able to deduct any compensation paid to its named executive officers in excess of $1 million after November 2, 2017.
To the extent practicable in view of its compensation philosophy, the Company historically sought to structure its executive compensation to satisfy the requirements for the performance-based compensation exception under Section 162(m), while retaining the flexibility to award discretionary incentive compensation that may not qualify for the exception for performance-based compensation.
The Compensation Committee has the discretion to provide compensation which may not be deductible by reason of Section 162(m). In light of the repeal of the performance-based compensation exception in Section 162(m), the Compensation Committee has approved awards that are not fully deductible because of Section 162(m) and expects in the future that it may approve additional compensation that is not deductible for income tax purposes.
The Compensation Committee also considers the impact of Section 409A of the Internal Revenue Code, and the Company generally seeks to structure its compensation arrangements with its employees to comply with or qualify for an exemption from Section 409A to avoid possible adverse tax consequences that may result from noncompliance.

Executive Compensation
Risk Assessment
The Compensation Committee, with the assistance of the independent compensation consultant, had previously conducted a risk assessment of the Company’s compensation policies and practices for its employees, including those related to the executive compensation programs discussed above. The Compensation Committee, in conducting the assessment, analyzed associated risks and considered mitigating factors. Based upon its review of the assessment and of the material developments in the Company’s compensation policies and practices since the assessment, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation
Report of the Compensation and Management Development
Committee on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and in the Company's definitive Proxy Statement prepared in connection with its 2022 Annual Meeting of Shareholders.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Marc M. Gibeley, Chair
Petra Danielsohn-Weil, PhD
Stephanie L. Fehr
C. Martin Harris, M.D.

The above Report of the Compensation and Management Development Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company's Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Executive Compensation
Summary Compensation Table
The following table presents the total compensation for the years indicated for the named executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)(2)	All Other Compen-sation ($)(3)		Total ($)
Matthew E. Monaghan	2021	955,000	4,998,751	—	—	39,485	(4)	5,993,236
Chairman, President and Chief Executive Officer	2020	906,127	5,522,975	1,200,280	—	43,365	(4)	7,672,747
	2019	835,000	6,453,654	1,008,263	—	44,000	(4)	8,340,917

Kathleen P. Leneghan	2021	470,000	1,268,983	—	—	15,862	(5)	1,754,845
Senior Vice President and Chief Financial Officer	2020	424,810	1,079,021	365,400	—	17,178	(5)	1,886,409
	2019	407,640	1,694,091	304,711	—	18,715	(5)	2,425,157

Anthony C. LaPlaca	2021	461,570	354,101	—	—	6,077	(6)	821,748
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary	2020	433,654	323,731	411,300	—	9,960	(6)	1,178,645
	2019	427,283	574,777	368,532	—	11,501	(6)	1,382,093

Ralf A. Ledda (10)	2021	474,905	354,101	—	—	45,046	(7)	874,052
Former Senior Vice President and General Manager (EMEA)	2020	422,068	335,091	152,517	—	39,808	(7)	949,484
	2019	412,560	396,005	—	—	39,732	(7)	848,297

Joost Beltman	2021	389,449	354,101	—	—	56,864	(8)	800,414
Senior Vice President and General Manager, North America	2020	—	—	—	—	—	(8)	—
	2019	—	—	—	—	—	(8)	—

Angela Goodwin	2021	323,575	241,965	—	—	5,388	(9)	570,928
Chief Information Technology Officer	2020	306,525	109,415	188,490	—	10,140	(9)	614,570

(1)    The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation - Stock Compensation, of all restricted stock and performance shares awarded to each officer during the fiscal year. The value of performance share awards was estimated, as of the grant date, assuming that achievement of the performance targets would be 150% of target; however, the Compensation Committee will determine payouts under the awards based on the actual performance over the three-year period. For a description of the assumptions made in computing the values reported in this column, see Equity Compensation in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(2)    There were no changes in the present value of the accumulated benefit obligations to any named executive officer who participated in the SERP in 2021, 2020 or 2019. No above market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer in 2021, 2020 or 2019.
(3)    Compensation reported in this column includes (i) the value of Company contributions made in each fiscal year on behalf of the officer to the Invacare Retirement Savings Plan or Swiss Retirement Plan (in the case of Mr. Ledda) and the DC Plus Plan; (ii) in the case of Mr. Monaghan and Ms. Leneghan, amounts paid for life insurance premiums; (iii) in the case of Mr. Ledda and Ms. Leneghan, amounts paid for car allowances, and (iv) the incremental cost to the Company of

Executive Compensation
perquisites provided by the Company, which include: an annual physical exam and health screening. Perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer.
(4)    Other compensation for Mr. Monaghan includes (i) in 2021, $34,310 paid by the Company for life insurance premiums, $0 contributed by the Company to the DC Plus Plan, $5,175 contributed by the Company to the Invacare Retirement Savings Plan; (ii) in 2020, $34,310 paid by the Company for life insurance premiums, $2,088 contributed by the Company to the DC Plus Plan, $6,967 contributed by the Company to the Invacare Retirement Savings Plan; and (iii) in 2019, $34,310 paid by the Company for life insurance premiums, $2,019 contributed by the Company to the DC Plus Plan, $7,671 contributed by the Company to the Invacare Retirement Savings Plan.
(5)    Other compensation for Ms. Leneghan includes (i) in 2021, $10,062 paid by the Company for life insurance premiums, $0 contributed by the Company to the Invacare Retirement Savings Plan,$5,800 contributed by the Company to the DC Plus Plan; (ii) in 2020, $9,576 paid by the Company for life insurance premiums, $6,583 contributed by the Company to the Invacare Retirement Savings Plan, $1,019 contributed by the Company to the DC Plus Plan; and (iii) in 2019, $9,492 paid by the Company for life insurance premiums, $8,235 contributed by the Company to the Invacare Retirement Savings Plan, $988 contributed by the Company to the DC Plus Plan.
(6)    Other compensation for Mr. LaPlaca includes (i) in 2021, $5,800 contributed by the Company to the Invacare Retirement Savings Plan and $277 contributed by the Company to the DC Plus Plan;(ii) in 2020, $6,626 contributed by the Company to the Invacare Retirement Savings Plan and $1,068 contributed by the Company to the DC Plus Plan and (iii) in 2019, $8,383 contributed by the Company to the Invacare Retirement Savings Plan and $1,047 contributed by the Company to the DC Plus Plan.
(7)    Other compensation for Mr. Ledda includes (i) in 2021, $36,778 contributed by the Company to the Swiss Retirement Plan and $8,268 as a car allowance; (ii) in 2020, $32,276 contributed by the Company to the Swiss Retirement Plan and $7,532 as a car allowance; and (iii) in 2019, $32,706 contributed by the Company to the Swiss Retirement Plan and $7,491 as a car allowance.
(8)    Other compensation for Mr. Beltman includes (i) in 2021, $40,887 contributed by the Company for tax assistance and $15,977 contributed by the Company for Netherlands Retirement.
(9)     Other compensation for Ms. Goodwin includes in (i) in 2021 $5,388 contributed by the Company to the Invacare Retirement Savings Plan; and (ii) in 2020, $5,000 paid by the Company for housing allowance and $5,140 contributed by the Company to the Invacare Retirement Savings Plan.
(10)     Mr. Ledda's service as an executive officer ended on December 1, 2021.

Executive Compensation
Equity Compensation
Grants of Plan-Based Awards for Fiscal Year 2021
The following table shows, for the named executive officers, plan-based awards to those officers during 2021, including restricted stock and performance share awards, and incentive plan opportunities under the Executive Incentive Bonus Plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
			Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres- hold (#)	Target (#)	Maxi-mum (#) (3)
Matthew E. Monaghan	3/12/2021	(1)							130,840	8.49
	3/12/2021	(2)				152,647	305,294	457,941		8.49
	3/12/2021	(4)	10,304	1,030,445	1,545,668
Kathleen P. Leneghan	3/12/2021	(1)							33,225	8.49
	3/12/2021	(2)				38,748	77,495	116,243		8.49
	3/12/2021	(4)	3,525	352,500	528,750
Anthony C. LaPlaca	3/12/2021	(1)							9,270	8.49
	3/12/2021	(2)				10,813	21,625	32,438		8.49
	3/12/2021	(4)	3,462	346,178	519,266
Ralf A. Ledda	3/12/2021	(1)							9,270	8.49
	3/12/2021	(2)				10,813	21,625	32,438		8.49
	3/12/2021	(4)	2,375	237,453	356,179
Joost Beltman	3/12/2021	(1)							9,270	8.49
	3/12/2021	(2)				10,813	21,625	32,438		8.49
	3/12/2021	(4)	1,947	194,725	292,087
Angela Goodwin	3/12/2021	(1)							6,330	8.49
	3/12/2021	(2)				7,390	14,780	22,170		8.49
	3/12/2021	(4)	1,618	161,788	242,681

(1)    Time-Based Restricted Shares granted pursuant to the 2018 Equity Compensation Plan. These shares are scheduled to vest in one-third increments on each of May 15, 2022, May 15, 2023 and May 15, 2024, respectively.
(2)    Performance Share Awards granted under the 2018 Equity Compensation Plan. These performance shares are scheduled to vest on December 31, 2023 based on and subject to achieving performance targets. Refer to the Long-Term Incentive Compensation discussion in Compensation Discussion and Analysis above for a description of the terms of these awards.
(3)    Meeting or exceeding the initial performance goal will qualify the performance share awards at 150% of target which is reflected as the maximum number of shares which could be earned; however, the Compensation Committee will determine payouts under the awards based on the actual performance over the three-year period.
(4)    On March 12, 2021, the Compensation Committee established performance goals under the Executive Incentive Bonus Plan for the purpose of providing financial incentives for 2021 to certain key employees, including the named executive officers.
Equity Awards
Each restricted stock, performance share, stock option and performance option award set forth in the tables in this "Equity Compensation" section was awarded under either the 2018 Equity Compensation Plan, or its predecessor, the 2013 Equity Compensation Plan. Under the plans and the performance share, restricted stock, stock option and performance option award agreements entered into

Executive Compensation
in connection with the awards, the Compensation Committee may make certain adjustments to the awards and the awards may be terminated or amended, as further described below.
Vesting. Shares of restricted stock generally are scheduled to vest in annual one-third increments over a three-year period beginning on May 15 of the year following the year of grant. If the recipient’s employment terminates for any reason other than the recipient’s death, then he or she will forfeit the unvested restricted shares. If the recipient dies during the vesting period, then his or her estate (or designated beneficiary) will become vested in a prorated number of restricted shares.
Performance shares and performance options generally vest after a three-year performance period, based on the level of achievement of predetermined performance goals. The performance shares granted in 2021, 2020, and 2019 may be earned in a range between 0% and 150% of the number of shares specified in the applicable award agreement, depending on the Company’s performance for the performance period compared to the initial performance goal. Meeting or exceeding the initial performance goal will qualify the performance share awards at 150% of target, however, the Compensation Committee will determine payouts under the awards based on the actual performance over the three-year period. The Compensation Committee determined to take this approach due to the difficulty of setting specific financial performance goals during the Company’s business transformation. Performance goals for performance shares are based on gross margin percentage and Adjusted EBITDA, as further described in the Long-Term Incentive Compensation discussion in Compensation Discussion and Analysis. Recipients may be entitled to a prorated number of shares, based on actual performance, if their employment terminates during the performance period due to death, disability or retirement.
Dividends and Dividend Equivalents. Recipients are not entitled to receive any dividends that are paid with respect to the Company’s common shares prior to the vesting of their restricted stock or performance shares and exercise of stock options or performance options. Following the vesting of the restricted stock or performance shares or exercise of stock options or performance options, the recipient will become entitled to any dividends that are paid with respect to the vested portion of the shares underlying their restricted stock or performance shares after the applicable vesting date or the portion of shares exercised under their stock options or performance options after the applicable exercise date.
Adjustments. In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or a similar transaction, the Compensation Committee will adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the plans and the number and class of shares applicable to outstanding awards.
Termination of Awards. The Compensation Committee may cancel any awards if, without the Company's prior written consent, the participant (1) renders services for an organization, or engages in a business, that is (in the judgment of the Compensation Committee) in competition with the Company, or (2) discloses to anyone outside of the Company or uses for any purpose other than the Company's business, any confidential information relating to the Company.
Amendment of Awards. The Compensation Committee may, subject to certain restrictions, amend the terms of any award under the plans, including to waive, in whole or in part, any restrictions or conditions applicable to any award. The Compensation Committee may not amend an award in a manner that impairs the rights of any participant without his or her consent, or to reprice any stock options or stock appreciation rights at a lower exercise price, unless in accordance with an adjustment in the context of certain corporate transactions described in "Adjustments" above.
In the event of a change of control of the Company (as defined under the plans), the restricted shares, performance shares, stock options and performance options will continue under their original vesting or performance schedule if the awards are assumed or replaced by the new entity. If, however, the awards are not assumed by the new entity, then, upon the change of control, the restricted stock and stock options will fully vest and the performance shares and performance options will vest as if a target level of performance was achieved. If the recipient’s employment is terminated without cause or by the recipient for good reason (as both terms are defined in the plans) following a change of control, then he or

Executive Compensation
she will fully vest in the restricted shares and stock options and vest in the target number of performance shares and performance options.
Clawback. If the Board of Directors or any appropriate Board committee has determined that fraud or intentional misconduct by a participant in the 2018 Equity Compensation Plan or the 2013 Equity Compensation Plan (together, the "Equity Plans") was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or such committee may take actions it deems necessary, in its discretion, to remedy the misconduct and to prevent its recurrence. In determining what remedies to pursue, the Board or appropriate committee would take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Equity Plans provide that the Board may, to the extent permitted by applicable law, in appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008, if and to the extent that, (1) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate.
2018 Equity Compensation Plan
The Invacare Corporation 2018 Equity Compensation Plan is referred to in this Proxy Statement as the “2018 Equity Plan”. The 2018 Equity Plan is the Company’s shareholder-approved equity compensation plan and is the successor to the Company’s 2013 Equity Compensation Plan (the "2013 Equity Plan") and the Company's 2003 Performance Plan. Under the 2018 Equity Plan, Directors and employees of the Company and its affiliates may be granted the following types of awards with respect to the Company’s common shares: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, and performance shares. The maximum number of Company common shares, without par value, available for issuance under the 2018 Equity Plan will not exceed the sum of the following: 8,700,000 shares plus any shares covered by an outstanding award made under the 2013 Equity Plan or the Company’s 2003 Performance Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award. As of December 31, 2021, there were 4,278,133 shares available for issuance under the 2018 Equity Plan inclusive of 802,637 aggregate shares under the Company’s 2013 Equity Plan and 2003 Performance Plan which can be transferred into and made available for use under the 2018 Equity Plan.
Executive Incentive Bonus Plan
The Executive Incentive Bonus Plan was approved and adopted by the shareholders of the Company on May 25, 2005 and was reapproved by the shareholders of the Company on May 20, 2010 and again on May 14, 2015. See the Compensation Discussion and Analysis for a discussion of awards under the Executive Incentive Bonus Plan during 2021.
Purpose. The Executive Incentive Bonus Plan is intended to provide an incentive to the Company’s executive officers to improve the Company’s inherent value, operating results and to enable the Company to recruit and retain key officers by making the Company’s overall compensation program competitive with compensation programs of other companies with which the Company competes for executive talent.
Administration. The plan is administered by the Compensation Committee, which generally has the authority to determine the manner in which the Executive Incentive Bonus Plan will operate, to interpret the provisions of the plan and to make all determinations under the plan.

Executive Compensation
Eligibility and Participation. All officers of the Company are eligible to be selected to participate in the Executive Incentive Bonus Plan. The Compensation Committee has the discretion to select those officers who will participate in the plan in any given year. A participant must be employed by the Company on the payment date in order to receive a bonus payment under the Executive Incentive Bonus Plan, unless the officer’s employment is terminated prior to the payment date as a result of death, disability, or retirement, in which case the officer may receive a prorated payment. In 2021, there were eight participants in the Executive Incentive Bonus Plan, including the named executive officers.
Awards under the Executive Incentive Bonus Plan. Awards under the plan are designed to ensure that the compensation of the Company’s officers is commensurate with their responsibilities and contribution to the success of the Company based on market levels indicated by compensation data obtained from time to time by the Company or the independent consultant engaged by the Compensation Committee. For each calendar year or other predetermined performance period, the Compensation Committee will establish a target bonus for each eligible officer, which is payable based on the level(s) of achievement of a specified performance goal(s) for the performance period. When making final payout determinations, the Compensation Committee may exercise negative discretion to award less than the maximum potential cash bonus amount.
Performance Goals. The performance goal(s) for each performance period will provide for a targeted level or levels of performance using one or more of the following predetermined measurements: return on equity; earnings per share; net income; pre-tax income; operating income; revenue; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; cash flow; free cash flow; economic profit; total earnings; earnings growth; return on capital; operating measures (including, but not limited to, operating margin and/or operating costs); return on assets; return on net assets; return on capital; return on invested capital; increase in the fair market value of the shares; or total shareholder return. For 2021, the bonus opportunity was based upon satisfaction of established bonus targets described in the section entitled "Compensation Discussion and Analysis."
The performance goal for a performance period is established in writing by the Compensation Committee during the first 90 days of the year. During this same time period, the Compensation Committee may adjust or modify the calculation of a performance goal for the performance period in order to prevent the dilution or enlargement of the rights of participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and (3) in view of the Compensation Committee’s assessment of the Company’s business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant by the Compensation Committee. The Compensation Committee may establish various levels of bonus depending upon relative performance toward a performance goal.
The target bonus payable to any officer for a performance period is a specified percentage of the officer’s compensation for the performance period, but in no event will the bonus payable to any officer for a performance period exceed $5,000,000.
In the event of a change in control of the Company, the amount payable to each eligible participant in the plan at the time of such change in control would be equal to the greater of (1) the target bonus that would have been paid if the performance goal for the calendar year in which the change in control occurs had been achieved, or (2) the bonus that would have been paid to the participant if the performance goal that was actually achieved during the portion of the calendar year which occurs prior to the change in control is annualized for the entire calendar year.
Clawback. If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct

Executive Compensation
and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.
Amendment and Termination. The Company reserves the right, exercisable by the Compensation Committee, to amend the Executive Incentive Bonus Plan at any time and in any respect, or to terminate the plan in whole or in part at any time and for any reason.

Executive Compensation
Outstanding Equity Awards held by the named executive officers at December 31, 2021

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Matthew E. Monaghan	400,000		12.15	03/16/27
					48,116	(1)	130,876
					97,853	(2)	266,160
					89,073	(2)	242,279
								513,774	(4)	1,397,465
					130,840	(3)	355,885
								457,941	(5)	1,245,600
Kathleen P. Leneghan	8,000		13.37	08/14/22
	8,000		14.49	03/18/23
					12,631	(1)	34,356
					22,562	(2)	61,369
								118,462	(4)	322,217
					130,840	(3)	355,885
								116,243	(5)	316,181
Anthony C. LaPlaca	13,500		13.37	08/14/22
	13,500		14.49	03/18/23
	44,963		12.15	03/16/27
					4,286	(1)	11,658
					6,770	(2)	18,414
								35,541	(4)	96,672
					9,270	(3)	25,214
								32,437.5	(5)	88,231
Ralf A. Ledda	2,200		13.37	08/14/22
	2,200		14.49	03/18/23
	44,933		12.15	03/16/27
					4,436	(1)	12,066
					7,008	(2)	19,062
								36,787	(4)	100,061
					9,270	(3)	25,214
								32,438	(5)	88,231
Joost Beltman					1,143	(1)	3,109
					2,850	(2)	7,752
								14,963	(4)	40,699
					9,270	(3)	25,214
								32,438	(5)	88,231
Angela Goodwin					1,955	(1)	5,318
					3,088	(2)	8,399
								16,213	(4)	44,099
					6,330	(3)	17,218
								22,170	(5)	60,302

Executive Compensation
(1)    The restricted share award vests in equal annual increments over three years beginning on May 15, 2020.
(2)    The restricted share award vests in equal annual increments over three years beginning on May 15, 2021.
(3)    The restricted share award vests in equal annual increments over three years beginning on May 15, 2022.
(4)    The performance share award has a three-year performance period with payout based on achievement of certain performance goals. The number of shares earned will be determined following the performance period ending December 31, 2022. The number of shares reported in the table is based on achievement of 150% of target, which is the amount of shares to be qualified under the award if the performance goal is achieved, however, the Compensation Committee will determine payouts under the awards based on the actual performance over the three-year period. Refer to the description in "Performance Shares Granted in 2020" in Compensation Discussion and Analysis above.
(5)    The performance share award has a three-year performance period with payout based upon achievement of certain performance goals. The number of shares earned will be determined following the performance period ending December 31, 2023. The number of shares reported in the table is based on achievement of 150% of target, which is the amount of shares to be qualified under the award if the initial performance goal is achieved, however, the Compensation Committee will determine payouts under the awards based on the actual performance over the three-year period. Refer to the description in "Performance Shares Granted in 2021" in Compensation Discussion and Analysis above.

Executive Compensation
Option Exercises and Stock Vested During Fiscal Year 2021
The following table shows, for the named executive officers, information regarding each exercise of a stock option and each vesting of restricted stock during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew E. Monaghan			150,924	1,255,688
			18,912	155,078
			48,116	394,551
			48,940	401,308
			29,691	243,466

Kathleen P. Leneghan			21,186	176,268
			7,500	61,500
			2,655	21,771
			12,630	103,566
			11,284	92,529

Anthony C. LaPlaca			12,934	107,611
			1,621	13,292
			4,285	35,137
			3,385	27,757

Ralf A. Ledda			13,382	111,338
			1,680	13,776
			4,436	36,375
			3,504	28,733

Joost Beltman			425	3,485
			1,143	9,373
			1,425	11,685

Angela Goodwin			1,955	16,031
			1,544	12,846

Pension Benefits for Fiscal Year 2021
The following table presents certain information with respect to the SERP at December 31, 2021 for the named executive officer who participated in the SERP.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Anthony C. LaPlaca	SERP	13	448,961	—

(1)    The SERP is the Company's Supplemental Executive Retirement Plan, as amended and restated into a cash balance plan which is intended to work in tandem with the original plan to operate effectively as one plan, as further described below under Supplemental Executive Retirement Plan (collectively, the “SERP”).

Executive Compensation
(2)    This column presents the actuarial present value of the officer's accumulated benefit under the SERP, computed as of the same pension plan measurement date used for financial statement reporting purposes. For purposes of this calculation, the officer is assumed to have worked until his normal retirement age as defined in the SERP, which is the attainment of age 65.
Supplemental Executive Retirement Plan
In 1995, the Company established the Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. In order to comply with Section 409A of the Code, the Supplemental Executive Retirement Plan was amended and restated, effective as of December 31, 2008, as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, which is referred to in this proxy statement as the “SERP.”
Prior to amendment, the SERP provided for an annual benefit equal to 50% of a participant's annual base salary and target bonus on the April 1 immediately preceding or coincident with the date of termination. The benefit was reduced if the participant had less than 15 years of service with the Company. As amended, the SERP provides a benefit stated as a hypothetical account balance. Current participants, who were participants in the SERP prior to amendment, receive annual credits in the amount and for a maximum number of years as specified in their participation agreements. For such participants, the annual credits, together with annual interest credits, were structured with the intent to result in a benefit at normal retirement age that is substantially equivalent to the benefit that would have been provided at normal retirement age under the SERP prior to amendment. Future participants would receive annual credits that are a specified percentage (ranging from 8% to 35%, based on age at date of entry) of their annual base salary and target bonus for each year of employment, plus annual interest credits. The annual credits for such participants would not be made for any year in which the participant's account balance at June 30 is equal to or greater than 3.65 times that year's base salary and target bonus. Effective July 1, 2011, the Compensation Committee suspended the contributions by the Company to the SERP and closed the plan to new participants (see Compensation Discussion and Analysis).
Normal retirement age is age 65 or attainment of age 62 with 15 years of service with the Company. Annual interest credits at the established interest crediting rate would continue as long as the participant retains an account under the SERP. The interest crediting rate was initially set at 6% per year, compounded annually, and may be changed from time to time by the Compensation Committee. Effective July 1, 2011, the Compensation Committee reduced the interest crediting rate to 0% (see Compensation Discussion and Analysis). A participant will vest in his or her benefit in 20% increments over 5 years; however, payment of a participant's benefit generally will be made no earlier than normal retirement age, even if a participant terminates employment with a vested benefit prior to reaching normal retirement age. Also, retirement benefits generally are delayed until at least the later of the seventh month or the January after termination of employment. Upon entry into the SERP, a participant can make an election to receive his or her benefit, when it is ultimately paid, either in the form of a lump sum payment or in annual installments over a period not to exceed 25 years.
Notwithstanding the foregoing, if a participant's employment is terminated within two years following a “change of control” (as such term is defined in the SERP), the participant's account will become fully vested. In addition, his or her account will be credited with such additional amount to the extent necessary to bring the balance of the account to an amount equal to 3.65 times the greater of base salary plus target bonus for the year of termination or the preceding year, discounted from normal retirement age to the date of termination of employment (if earlier) at an interest crediting rate of 6% compounded annually. Payment of the benefit to such participant shall be made six months after termination of employment. Furthermore, if a participant dies prior to distribution of his or her benefits, a lump sum payment of the greater of his account balance or his base salary and target bonus at the time of death will be paid to his beneficiary within 30 days after death. If a participant's employment is terminated by reason of “disability” (as defined in the SERP), the participant will be entitled to an enhanced retirement benefit of not less than 3.65 times base salary plus target bonus, prorated for less than 15 years of service.

Executive Compensation
The SERP is a nonqualified plan and, thus, the benefits accrued under this plan would be subject to the claims of the Company's general creditors if the Company were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust which has been partially funded from the Company's general funds or (2) directly from the Company's general funds.
Nonqualified Deferred Compensation for Fiscal Year 2021
The following table presents information for each of the named executive officers regarding contributions, earnings, withdrawals and balances under the DC Plus Plan at December 31, 2021.

Name	Executive Contributions in 2021 ($)(1)	Company Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)(4)
Matthew E. Monaghan	—	—	4	—	36,475
Kathleen P. Leneghan	—	—	78,962	—	434,904
Anthony C. LaPlaca	13,847	277	133,982	—	1,109,535
Ralf A. Ledda	—	—	—	—	—
Joost Beltman	—	—	—	—	—
Angela Goodwin	—	—	—	—	—

(1)    The amounts reported in this column represent the portion of the officer's salary and/or bonus, as reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, that was deferred into the plan.
(2)    The amounts reported in this column have been included in the “All Other Compensation” column of the Summary Compensation Table, as described in footnotes to that table.
(3)    No portion of the amounts reported in this column that represent accrued interest has been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, since none of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan. Please see the discussion below under DC Plus Plan for a description of how earnings under the plan are calculated.
(4)    Other than Company contributions (and the earnings thereon) made by the Company on behalf of each named executive officer, the account balances shown in this column are solely attributable to deferrals by the named executive officers of previously earned compensation and the earnings on these amounts.
DC Plus Plan
The DC Plus Plan is a non-qualified contributory savings plan for highly compensated employees. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, the Company's qualified retirement plan, and to provide participants with additional pre-tax savings opportunities. The DC Plus Plan was adopted, effective January 1, 2005, in order to address the requirements of Section 409A of the Code.
The DC Plus Plan allows participants to defer all or any portion of their annual cash bonus compensation and up to 50% of their salary into the plan. The Company has the discretion to provide matching contribution credits on amounts deferred, in accordance with the matching contribution percentage formula provided under the Retirement Savings Plan. The Company also has the discretion to provide for quarterly contribution credits on amounts of compensation in excess of the qualified plan compensation limit, in accordance with the quarterly contribution formula under the Retirement Savings Plan. For 2021, if the participant deferred at least 3% of compensation to the DC Plus Plan, the match was 2% of compensation deferred under the DC Plus Plan. During 2021, quarterly contributions were 1% of compensation in excess of the qualified plan compensation limit, without regard to the amount of deferrals made under the DC Plus Plan (see Compensation Discussion and Analysis) for any quarter in which a contribution was made to the qualified plan.

Executive Compensation
Participants may allocate contributions among an array of funds representing a full range of risk/return profiles, including Company common shares reflected in phantom share units. Employee deferrals and contributions by the Company for the benefit of each employee are credited with earnings, gains or losses based on the performance of investment funds selected by the employee. Earnings under the DC Plus Plan in 2021 were based on the following funds, which had the following annual returns in 2021: Dodge & Cox Balanced, 19.28%; Federated Total Return Bon Instl, 0.18%; Fidelity 500 Index, 28.69%; Fidelity Diversified International K, 13.35%; Fidelity Growth Company, 22.67%; Fidelity Retirement Government Money Market II, 1.00%; Harbor Small Cap Growth I, 9.89%; Harbor Small Cap Value Instl, 14.77%; IVC Common Shares, -69.61%; Vanguard FTSE ll-World ex-US Index, 8.12%; Vanguard Inflation-Protected Securities Inv, 5.56%; Vanguard Target Retirement 2015 Inv, 5.81%; Vanguard Target Retirement 2020 Inv, 8.29%; Vanguard Target Retirement 2025 Inv, 9.95%; Vanguard Target Retirement 2030 Inv, 11.52%; Vanguard Target Retirement 2035 Inv, 13.12%; Vanguard Target Retirement 2040 Inv, 14.74%; Vanguard Target Retirement 2045 Inv, 16.29%; Vanguard Target Retirement 2050 Inv, 16.59%; Vanguard Target Retirement 2055 Inv, 16.54%; Vanguard Target Retirement 2060 Inv, 16.56%; Vanguard Target Retirement 2065 Inv, 16.56%; Vanguard Target Retirement Income Inv, 10.02%; Vanguard Total Bond Market Index, -1.67%; and Vanguard Windsor II Adm, 29.08%. This array of funds is comparable to the array of funds offered for investment under the Invacare Retirement Savings Plan. Participants do not have any direct interest in or ownership of the funds. Participants' contributions are always 100% vested and employer contributions vest according to a five-year graduated scale.
Distributions under the DC Plus Plan may be made only upon termination of the participant's employment, death, or hardship, or at the time specified by the participant at the time of deferral in accordance with the terms of the plan. All distributions under the DC Plus Plan are in the form of cash. Distributions due to termination of employment are made within 90 days after termination of employment (or the seventh month after termination of employment in the case of key employees (as that term is defined in the Code)). Distributions are paid in the form of a lump sum, except that a participant may elect to have payment made in annual installments over a period of up to 15 years if termination occurs after retirement age (age 55 with 10 years of service) and the account is over a minimum amount. Elections to participate in the DC Plus Plan must be made by the employee in accordance with the requirements of the plan and applicable law.
Other Potential Post-Employment Compensation
Severance and Change of Control Benefits
Upon termination of employment for certain reasons (other than a termination following a change of control of the Company) severance benefits may be paid to certain of the named executive officers.
Severance Arrangements
Agreement with Mr. Monaghan. The Company has an employment agreement with Mr. Monaghan (the “Monaghan Employment Agreement”). Under the Monaghan Employment Agreement, in the event the Company terminates Mr. Monaghan’s employment without “cause” (as defined in the Monaghan Employment Agreement) or if he resigns for “good reason” (as defined in the Monaghan Employment Agreement), then, conditioned upon him signing a release of claims, he will be entitled to a severance benefit in an amount equal to 24 months of his base salary and, for the year in which his employment ceases, a pro-rated portion of his target bonus in effect at the time. Additionally, upon such termination, the Company would provide Mr. Monaghan with executive outplacement services and continue to reimburse Mr. Monaghan for his COBRA health insurance premiums during the first 12 months of his separation, or until he finds other employment, whichever comes first.
In accordance with the terms described above, assuming that the employment of Mr. Monaghan was terminated by the Company without cause as of December 31, 2021, and assuming that Mr. Monaghan was not entitled to benefits under his change of control agreement, Mr. Monaghan would have been entitled to receive $1,910,000 in respect of the continuation of his current base salary for two years and $1,030,445 in respect of his target bonus for the year. He also would have been entitled to receive

Executive Compensation
approximately $21,935 for reimbursement of his COBRA health insurance premiums for 12 months following his termination.
Agreement with Mr. LaPlaca. The Company entered into an offer letter agreement with Mr. LaPlaca in connection with his employment in April 2008 which provides that, upon a termination of employment by the Company other than for cause, Mr. LaPlaca will be entitled to continuation of his then-applicable base salary for one year, to receive a pro rata portion of his target bonus for the year in which his employment ends based on the date of termination, and to continuation of health insurance benefits until the earlier of the end of the severance period or such time as Mr. LaPlaca obtains employment that provides such coverage.
In accordance with the terms described above, assuming that the employment of Mr. LaPlaca was terminated by the Company other than for cause as of December 31, 2021, and assuming that Mr. LaPlaca was not entitled to benefits under his change of control agreement, Mr. LaPlaca would have been entitled to receive $461,570 in respect of the continuation of his current base salary for one year and $346,178 in respect of his target bonus for the year. He also would have been entitled to receive approximately $15,280 for reimbursement of his COBRA health insurance premiums for 12 months following his termination.
Agreement with Ms. Leneghan. The Company entered into an offer letter agreement with Ms. Leneghan in connection with her employment in February 2018 which provides that, upon a termination of employment by the Company other than for “cause” (as defined in Ms. Leneghan’s offer letter agreement), Ms. Leneghan will be entitled to a severance benefit in the amount equal to 12 months of her base salary in effect at the time of termination.
In accordance with the terms described above, assuming that the employment of Ms. Leneghan was terminated by the Company other than for cause as of December 31, 2021, and assuming that Ms. Leneghan was not entitled to benefits under her change of control agreement, Ms. Leneghan would have been entitled to receive $470,000 with respect to salary continuation and $352,500 in respect of her target bonus for the year. She also would have been entitled to receive approximately $3,897 for reimbursement of her COBRA health insurance premiums for 6 months following her termination.
Agreement with Mr. Beltman. The Company entered into an offer letter agreement with Mr. Beltman in connection with his employment in October 2021 which provides that, upon a termination of employment by the Company other than for “cause” (as defined in Mr. Beltman’s employment agreement), Mr. Beltman will be entitled to a severance benefit in the amount equal to 6 months of his base salary in effect at the time of termination.
In accordance with the terms described above, assuming that the employment of Mr. Beltman was terminated by the Company other than for cause as of December 31, 2021, and assuming that Mr. Beltman was not entitled to benefits under his change of control agreement, Mr. Beltman would have been entitled to receive $194,725 with respect to salary continuation.
Agreement with Ms. Goodwin. The Company entered into an offer letter agreement with Ms. Goodwin in connection with her employment in February 2019 which provides that, upon a termination of employment by the Company other than for “cause” (as defined in Ms. Goodwin’s offer letter agreement), Ms. Goodwin will be entitled to a severance benefit in the amount equal to 12 months of her base salary in effect at the time of termination.
In accordance with the terms described above, assuming that the employment of Ms. Goodwin was terminated by the Company other than for cause as of December 31, 2021, and assuming that Ms. Goodwin was not entitled to benefits under her change of control agreement, Ms. Goodwin would have been entitled to receive $323,575 with respect to salary continuation.

Agreement with Mr. Ledda. The Company terminated Mr. Ledda's employment agreement without cause on December 1, 2021. The Company entered into a termination agreement with Mr. Ledda as of

Executive Compensation
December 2021 (“Ledda Termination Agreement”), pursuant to which his employment with the Company will terminate effective September 30, 2022 (the “Termination Date”). Mr. Ledda ceased serving in his role as Senior Vice President and General Manager of EMEA on December 1, 2021 and will remain employed but on “garden leave” until the Termination Date. Mr. Ledda will continue to receive his salary (which is CHF 432,672 annually) and benefits during the garden leave until the Termination Date. On the Termination Date, Mr. Ledda will receive a lump sum payment in the amount of CHF 110,000 in consideration for, among other things, his agreement to certain non-competition and non-solicitation provisions in the Ledda Termination Agreement. Mr. Ledda will be eligible for a cash bonus in a prorated amount of his target annual bonus for 2022 if, and to the extent that, the Company achieves the performance targets for the EMEA region established under the bonus plan for 2022. Any such bonus, if earned, would be payable in 2023 contemporaneously with the Company’s payment of annual bonuses to executives. All restricted stock units awarded to Mr. Ledda that remain unvested at the Termination Date will become vested on a pro-rata basis, as determined based on the number of completed months between the date of grant and the Termination Date, to the extent provided in the applicable award agreement. With respect to outstanding performance units awarded to Mr. Ledda, he will be entitled to vesting of a pro-rata portion of such units based on the level at which performance goals are attained during the relevant performance period, to the extent provided in the applicable award agreement. The Ledda Termination Agreement contains customary full and final release provisions.
Technical Information and Non-Competition Agreements
The Company also has entered into technical information and non-competition agreements with each of the named executive officers which contain provisions requiring each executive to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he or she may have in any intellectual property developed in the course of his employment. The agreements also contain provisions which restrict each executive's ability to engage in any business that is competitive with the Company's business, or to solicit Company employees, customers or suppliers for a period of two years following the date of termination of his employment.
Change of Control Agreements
The Company has entered into change of control agreements with its executive officers, including each of the named executive officers. The change of control agreements continue through December 31 of each year and are automatically extended in one-year increments unless the Company gives prior notice of termination at least one year in advance. These agreements are intended to ensure the continuity of management and the continued dedication of the executives during any period of uncertainty caused by the possible threat of a takeover. Except for certain benefits under the agreement with Mr. LaPlaca described below, the Company's change of control agreements are so-called “double trigger” agreements in that they do not provide for benefits unless there is both a change of control of the Company and an executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) within two years after the change in control, or, in the case of Mr. LaPlaca, within three years after the change of control.
Agreements with Messrs. Monaghan, Beltman and Ledda, and Ms. Leneghan and Ms. Goodwin. If there is a change of control of the Company and the executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the two-year period following a change of control under the conditions set forth in the agreement, each of them will receive the following:
•a lump sum amount equal to two times the sum of (a) his or her highest annual base salary paid by the Company since the effective date of the agreement; and (y) the average of the annual bonuses earned by him or her with respect to the three fiscal years preceding the change of control;
•a lump sum amount equal to 24 times the current monthly COBRA premium rate in effect as of the termination date;
•immediate vesting of his or her rights under the DC Plus Plan;

Executive Compensation
•accelerated vesting of all outstanding unvested stock options and restricted stock; and
•accelerated vesting of all outstanding performance share awards, as if all applicable performance goals had been achieved at their target levels as of the termination date.
The agreements further provide for accelerated vesting of stock options, restricted stock and performance share awards upon a change of control, if the awards are not assumed by the acquiring company in the change of control. The Company’s equity compensation plans provide for the accelerated vesting of these awards; however, under the change of control agreements, each of them would have the right to receive the accelerated vesting to the extent it is not otherwise provided for under the plan at the time of the change of control. The agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms). Finally, the agreements generally provide that they will automatically terminate upon a termination of employment prior to a change of control. However, if Mr. Monaghan, Mr. Beltman, Mr. Ledda, Ms. Leneghan or Ms. Goodwin is involuntarily terminated or terminates employment for good reason within the six months before, and primarily in anticipation of, a change of control, then effective as of the date of the change of control, he or she would be vested in and entitled to receive the same benefits to which he or she would have been entitled to if his or her termination of employment had occurred after the change of control.
The change of control agreements with Messrs. Monaghan, Beltman and Ledda and Ms. Leneghan and Ms. Goodwin also contain a so-called “best pay” provision which provides that if any payment or benefit the executive would receive under the agreement, when combined with any other payment or benefit executive receives in connection with the termination of employment, would, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payment will be either (i) the full amount of such payment or (ii) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the payment being subject to the excise tax, whichever of the foregoing amounts results in the executive’s receipt of a greater amount, on an after-tax basis.
Agreement with Mr. LaPlaca. Under the agreement with Mr. LaPlaca entered into in December 2008, in the event that there is a change of control of the Company (as defined in the agreement), then on the first anniversary of the change of control, Mr. LaPlaca (a) who is still employed by the Company, (b) whose employment was involuntarily terminated after the change of control for any reason other than cause (as defined in the agreement), death or disability, or (c) terminated employment for good reason (as defined in the agreement), is entitled to receive a payment equal to the sum of (x) the highest annual base salary paid by the Company to Mr. LaPlaca since the effective date of the agreement; and (y) the higher of Mr. LaPlaca's target bonus in the year in which the change of control occurs or the target bonus in the preceding year (such sum being hereinafter referred to as “Base Compensation”).
In addition, if Mr. LaPlaca is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the three-year period following a change of control under the conditions set forth in the agreements, Mr. LaPlaca will receive, in addition to accrued but unpaid salary, bonus and vacation pay, the following:
•a lump sum amount equal to two times Mr. LaPlaca's Base Compensation;
•a lump sum amount equal to three times the greatest contribution made by the Company to each of the Invacare Retirement Savings Plan and the DC Plus Plan on behalf of Mr. LaPlaca for any year in the three years prior to the change of control, as well as a lump sum payment equal to the unvested portion of Mr. LaPlaca's account under the Invacare Retirement Savings Plan;
•a lump sum amount equal to the sum of the contributions and interest that were scheduled under Mr. LaPlaca's participation agreement under the SERP to be added to Mr. LaPlaca's account under the SERP during the three-year period immediately following the date of termination of employment if Mr. LaPlaca had continued to be employed by the Company for three years after termination of employment;

Executive Compensation
•continuing coverage under the Company's health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years after termination of employment; and
•a lump sum payment as necessary to “gross up,” on an after-tax basis, Mr. LaPlaca's compensation for all excise taxes and any penalties and interest imposed by Sections 4999 and 409A of the Code.
The DC Plus Plan provides for immediate vesting of the executive’s rights under the plan upon a change of control. The Company's equity compensation plans provide for accelerated vesting of outstanding unvested stock options, restricted stock, performance shares and performance options if the executive’s employment is terminated without cause or by the executive for good reason within two years after a change of control, unless awards granted under the plan are not assumed by the acquiring company, in which case the vesting of all outstanding awards will be accelerated upon the change of control.
The change of control agreements also provide for these benefits (other than accelerated vesting of performance shares in the case of Mr. LaPlaca) if the executive is terminated without cause or resigns for good reason within two years (three years in the case of Mr. LaPlaca) after the change of control. Accordingly, the executive would have the right to receive the accelerated vesting of these benefits (other than accelerated vesting of performance shares in the case of Mr. LaPlaca) under the change of control agreements upon a qualifying termination of employment if they were not otherwise provided for under the plans at the time of the change of control, as a result of the Board determining not to accelerate vesting or due to an amendment in the terms of the plans. The change of control agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms). Finally, the change of control agreements generally provide that the agreements will automatically terminate upon a termination of employment prior to a change of control. However, if an executive is involuntarily terminated or terminates employment for good reason (as defined in the agreement) within the six months before, and primarily in anticipation of, a change of control, then effective as of the date of the change of control, the executive will be vested in and entitled to receive the same benefits to which he would have been entitled to if his termination of employment had occurred after the change of control.
The following table reflects the approximate amounts that would be payable to each named executive officer under the individual change of control agreements assuming that the change of control occurred at December 31, 2021 and that such executive's employment was terminated in a manner triggering payment of the above benefits, including, if applicable, a gross-up or reduction for certain taxes in the event that any payments made in connection with a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and assuming that no payments would be subject to excise tax or penalties imposed by Section 409A of the Internal Revenue Code.

Name	Lump Sum Severance Amount ($)(1)	Continuing Benefit Plan Coverage ($)(2)	Early Vesting of Stock Options($) (3)	Early Vesting of Restricted Stock and Performance Shares ($)	DBO Plan Coverage ($)(4)	Estimated Tax Gross Up($)(5)	Total ($)
Matthew E. Monaghan	3,382,362	43,869	—	3,646,568	1,985,445	—	9,058,244
Kathleen P. Leneghan	1,386,741	15,587	—	852,208	807,748	(309,388)	2,752,896
Anthony C. LaPlaca	2,967,714	45,840	—	260,154	822,500	1,441,218	5,537,426
Joost Beltman	913,783	—	—	122,027	—	—	1,035,810
Angela Goodwin	835,640	32,803	—	137,758	—	—	1,006,201
Ralf A. Ledda	1,149,406	—	—	266,334	—	—	1,415,740

(1)    For Messrs. Monaghan, Beltman and Ledda, Ms. Leneghan and Ms. Goodwin, this amount is composed of a lump sum amount equal to two times the sum of (a) his or her highest annual base salary paid by the Company since the effective date of the agreement (which is $955,000 for Mr.

Executive Compensation
Monaghan, $474,905 for Mr. Ledda, $470,000 for Ms. Leneghan, $389,449 for Mr. Beltman and $323,575 for Ms. Goodwin); and (y) the average of the annual bonuses earned by him or her with respect to the three fiscal years preceding the change of control (which is $736,181 for Mr. Monaghan, $99,798 for Mr. Ledda, $223,370 for Ms. Leneghan, $67,443 for Mr. Beltman and $94,245 for Ms. Goodwin). For Mr. LaPlaca, this amount is comprised of (i) a lump sum amount equal to his retention payment (which is equal to his Base Compensation) plus an additional amount which, together, equal three times the total of his Base Compensation and target bonus (which is $2,423,243); (ii) a lump sum amount equal to three times the greatest contribution made by the Company on behalf of him for any year in the three years prior to the change of control to (A) the Invacare Retirement Savings Plan (which is $25,149), and (B) the DC Plus Plan (which is $3,204), and (iii) a lump sum amount equal to the sum of the contributions and credited interest which were scheduled under his SERP participation agreement to be added to his account under the SERP during the three year period following the change of control if he had continued in the employ of the Company through the third anniversary of the change of control (which is $516,119).
(2)    For Messrs. Monaghan and Ledda, Ms. Leneghan and Ms. Goodwin, this amount is equal to 24 times the monthly COBRA premium rate in effect on December 31, 2021. For Mr. LaPlaca, this amount represents the present value of continuing coverage under the Company's health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years following the date of termination.
(3)    There are no unvested stock options as of December 31, 2021.
(4)    The amounts in this column are amounts that would be payable to beneficiaries of the named executive officers under the Company's Death Benefit Only Plan if the executive subsequently died following a termination of his or her employment after a change of control on December 31, 2021. See Retirement and Other Post-Termination Benefits - Death Benefit Only Plan below.
(5)    The amounts included for Ms. Leneghan represent the amounts by which her payments would have been reduced under the "best pay" provisions of her change of control agreements, if any. For Mr. LaPlaca, the estimated tax gross-up is calculated assuming that a change of control of the Company and termination of his employment occurred at December 31, 2021 and assuming that none of the payments made pursuant to the change of control agreements were made in consideration of past services. No estimate of any "best pay" tax adjustment has been made with respect to Mr. Ledda as he is employed by a foreign affiliate of the Company and any of his payments under a change of control would be satisfied by the foreign affiliate.
Other Post-Termination Benefits
The Company maintains other plans and arrangements for its named executive officers which provide for post-employment benefits upon the retirement or death of the executives, as further described below.
Retirement Plans
Only Mr. LaPlaca, who was in his position prior to 2011, participates in the SERP, which the Compensation Committee closed to new participants in 2011. The SERP and the present value of the accumulated benefits of Mr. LaPlaca under the SERP are described elsewhere in this proxy statement under the Pension Benefits Table. All of the named executive officers other than Mr. Ledda are eligible to participate in the DC Plus Plan. The DC Plus Plan and the aggregate account balance of the participating named executive officers under the plan are described elsewhere in this proxy statement under the Non-Qualified Deferred Compensation Table.
Death Benefit Only Plan
The Company maintains a Death Benefit Only Plan (“DBO Plan”) for certain of its senior executives. Under the DBO Plan, subject to certain limitations, if a participant dies while employed by the Company and prior to attaining age 65, his or her designated beneficiary will receive a benefit equal to three times

Executive Compensation
the executive's highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with his or her death. If a participant dies while employed after attaining age 65, or after normal retirement, or dies after his or her employment with the Company is terminated following a change of control of the Company, a payment equal to his or her highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. With respect to each participating named executive officer, if the executive had died on December 31, 2021, the following amounts would have been payable under the DBO Plan: (1) $5,956,335 to the beneficiaries of Mr. Monaghan; (2) $2,423,243 to the beneficiaries of Mr. LaPlaca and (3) $2,467,500 to the beneficiaries of Ms. Leneghan. Upon a change of control of the Company, the Company's obligations under the DBO Plan will be binding on any successor to the Company and the foregoing benefits would be payable to a participant under the DBO Plan in accordance with the terms described above upon the death of the participant following the change of control.

Equity Compensation Plan Information
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman, President and Chief Executive Officer (“CEO”):
For 2021, our last completed fiscal year:
•the annual total compensation of the employee identified at the median of our Company (other than our CEO), was $44,747; and
•the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $5,993,236.
Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 134 to 1.
The Company believes that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We previously identified the median employee as of December 31, 2020 and referenced the same median employee for purposes of our estimated 2021 pay ratio; the Company believes that any changes in its employee population or employee compensation arrangements since December 31, 2020 would not significantly impact its estimated pay ratio.
•We determined that, as of December 31, 2020, our employee population consisted of approximately 3,345 individuals globally. We selected December 31, 2020, as the date upon which we would identify the “median employee” in order to provide pay ratio information as of the most recent date that is within the last three months of 2020.
•Our employee population, after taking into consideration the adjustment described below, consisted of approximately 3,189 individuals.
•In identifying the "median employee", we excluded our employees in Canada and Ireland, who constitute approximately 4.7% of our total global workforce, as permitted by the 5% De Minimus Exemption under SEC rules. We then identified the “median employee” using annualized base cash compensation for 2020. The following table summarizes the adjustments made to our employee population as permitted by the 5% De Minimus Exemption:

Total U.S. Employees	858
Total non-U.S. Employees	2,487
Total Global Workforce	3,345

Less Excluded Employees (Canada)	156

Total U.S. Employees	858
Total non-U.S. Employees	2,331
Total Workforce for Median Calculation	3,189 (excluding 156 employees)

CEO Pay Ratio
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2018 Equity Compensation Plan.

	Column (a)		Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	750,159		$12.69	3,475,496	(1)
Equity compensation plans not approved by security holders	443	(2)	—	—
Total	750,602		$12.69	3,475,496
(1)    Represents shares available under the Invacare Corporation 2018 Equity Compensation Plan. This amount reflects the balance after reduction of (i) an aggregate of 1,160,847 shares underlying restricted share and restricted share unit awards outstanding at December 31, 2021 and (ii) an aggregate of 972,288 shares underlying performance share and performance share unit awards outstanding at December 31, 2021. Performance shares and performance share unit awards outstanding assumes awards at targets. For purposes of the number of shares available for future issuance, performance share and units awards assume achievement of maximum targets, even though the actual payout under such awards may be less than the 150% award maximum. Performance share and performance share unit awards and restricted share and restricted share unit awards granted under the 2018 Equity Plan and 2013 Equity Plan reduce the number of securities remaining at a rate of 2 shares for each full value share awarded. An aggregate of 802,637 shares underlying awards are available under the 2013 Equity Plan and 2003 Performance Plan at December 31, 2021. Shares underlying awards outstanding under the 2013 Equity Plan and 2003 Performance Plan may become available under the 2018 Equity Plan to the extent such awards are forfeited or expire unexercised.
(2)    Represents phantom share units in the DC Plus Plan or a predecessor plan, which were allocated to participants' accounts at their discretion as their investment choice.

Share Ownership of Principal Holders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
Share Ownership and Voting Power of Principal Holders other than Management
The following table shows, as of February 11, 2022, the beneficial share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of common shares of Invacare:

Name and business address of beneficial owner	Common Shares Beneficially Owned		Percentage of Total Voting Power Beneficially Owned
	Number of Shares	Percentage of Outstanding Shares
BlackRock, Inc.	2,331,882	6.7%	6.7%
55 E. 52nd Street
New York, NY 10055 (1)(2)

Renaissance Technologies LLC	1,841,441	5.3%	5.3%
800 Third Avenue
New York, NY 10022 (1)(3)

(1)    The number of common shares beneficially owned is based upon a Schedule 13G or 13G/A filed by the holder with the SEC to reflect share ownership as of December 31, 2021, provided that the ownership percentages have been calculated by the Company based on the Company's issued and outstanding shares as of February 11, 2022. The referenced Schedule 13G or 13G/A filing dates were: February 1, 2022 for BlackRock, Inc. and February 11, 2022 for Renaissance Technologies LLC.
(2)    Based on a Schedule 13G/A filed on February 1, 2022, by BlackRock, Inc., which has sole voting power over 2,276,008 shares and has sole dispositive power over 2,331,882 of the shares.
(3)    Based on a Schedule 13G/A filed on February 11, 2022, by Renaissance Technologies LLC, which has sole voting power over 1,580,431 shares and dispositive power over 1,841,441 shares.

Share Ownership of Principal Holders
Share Ownership and Voting Power of Invacare's Directors, Director Nominees and Executive Officers
The following table sets forth, as of February 11, 2022, the beneficial share ownership of all Directors and Director nominees, our named executive officers, and all Directors and executive officers as a group:

Name of beneficial owner	Common Shares Beneficially Owned		Percentage of Total Voting Power Beneficially Owned(1)
	Number of Shares	Percentage of Outstanding Shares
Susan H. Alexander (2)	65,025	<1%	<1%
Julie A. Beck (2)	37,850	<1%	<1%
Joost Beltman (2)	22,839	<1%	<1%
Petra Danielsohn-Weil, PhD (2)	52,462	<1%	<1%
Stephanie L. Fehr (2)	13,388	<1%	<1%
Marc M. Gibeley (2)	69,991	<1%	<1%
Angela Goodwin (2)	15,393	<1%	<1%
C. Martin Harris, M.D. (2)	85,313	<1%	<1%
Anthony C. LaPlaca (2)	171,515	<1%	<1%
Ralf A. Ledda (2)	156,226	<1%	<1%
Kathleen P. Leneghan (2)	174,338	<1%	<1%
Matthew E. Monaghan (2)	1,419,346	4.0%	4.0%
Clifford D. Nastas (2)	86,118	<1%	<1%
Aron I. Schwartz (3)	—	—%	—%
All executive officers and Directors as a group (16 persons) (2)	2,478,555	6.9%	6.9%

(1)    None of the Directors, Director nominees or executive officers beneficially owned Class B common shares as of February 11, 2022. All holders of Class B common shares are entitled to ten votes per share and are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.
(2)    The common shares beneficially owned by Invacare's executive officers and Directors as a group include an aggregate of 583,077 common shares which may be acquired upon the exercise of stock options during the 60 days following February 11, 2022. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by each of Invacare's executive officers and Directors, and all of them as a group, common shares which they had the right to acquire upon the exercise of stock options within 60 days of February 11, 2022 are considered to be outstanding. The number of common shares that may be acquired upon the exercise of such stock options for the noted individuals is as follows: Mr. Monaghan, 400,000 shares; Mr. LaPlaca, 83,133 shares; Mr. Ledda, 51,433 shares; and Ms. Leneghan, 22,600 shares.
(3)    Mr. Schwarz joined the Board of Directors on March 21, 2022.

Other Matters
OTHER MATTERS
Certain Relationships and Related Transactions
The Company has adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which the Company is a participant and in which a Director, Director nominee, executive officer, or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by the Nominating and Governance Committee. Following review, the Nominating and Governance Committee determines whether to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to the Company than those available with other unaffiliated parties and the extent of the related person's interest in the transaction. The Chairman of the Nominating and Governance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $1,000,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to executive officers and Directors of the Company; other companies or charitable organizations where the amounts involved do not exceed $1,000,000 or 2% of the organization's total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.
Proposals for the 2023 Annual Meeting
Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 2023 must do so no later than December 5, 2022. To be eligible for inclusion in the Company's 2023 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.
If a shareholder intends to present a proposal (including with respect to Director nominations) at the Company's 2023 Annual Meeting without the inclusion of that proposal in the Company's 2023 proxy materials, the shareholder must give written notice of such proposal no later than March 20, 2022, which is 60 days prior to the first anniversary of the preceding year's Annual Meeting, and no earlier than February 18, 2022, which is 90 days prior to the first anniversary of the preceding year's Annual Meeting, in accordance with the Code of Regulations, as amended.
Requests for Copies of the 2021 Annual Report
Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare's 2021 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission, for Invacare's most recent fiscal year. Written requests for any Reports should be directed to:
Shareholder Relations Department
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.
By Order of the Board of Directors,
ANTHONY C. LAPLACA
Secretary

INVACARE CORPORATION
ONE INVACARE WAY
ELYRIA, OH 44035-4190

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2022 for shares held in a Plan. Have your proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2022 for shares held in a Plan. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74259-P68761-Z82000 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVACARE CORPORATION

The Board of Directors recommends that you vote FOR ALL nominees in Proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

1) Susan H. Alexander
2) Julie A. Beck
3) Petra Danielsohn-Weil, PhD
4) Stephanie L. Fehr
5) Marc M. Gibeley
6) Matthew E. Monaghan
7) Clifford D. Nastas
8) Aron I. Schwartz

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐
3. An advisory vote to approve the compensation of the Company's Named Executive Officers.	☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the persons/trustees named in this proxy will vote the shares represented by this proxy in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date